UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of
earliest event reported):                                 Commission File Number
February 26, 1998                                                         1-8233




                                USF&G CORPORATION
             (Exact name of registrant as specified in its charter)


Maryland                                                             52-1220567
State or other jurisdiction of                 (IRS Employer Identification No.)
incorporation)

                 6225 Centennial Way, Baltimore, Maryland 21209
               (Address of principal executive offices) (Zip Code)

                                  410-205-3000
              (Registrant's telephone number, including area code)

                                USF&G CORPORATION

                                    FORM 8-K

Item 5. Other Events.

            The attached audited financial statements for the year ended December 31, 1997, and related Management's Discussion and Analysis of Financial Condition and Results of Operations, and other related financial information are incorporated herein by reference.

                                USF&G CORPORATION

                                   Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.




                                     USF&G Corporation

                                     By: /s/ DAN L. HALE
                                             --------------------------------
                                             Dan L. Hale
                                             Executive Vice President,
                                             Chief Financial Officer
                                             (Principal Financial Officer and
                                              Principal Accounting Officer)



February 26, 1998

Information Filed Under Item 5


I.     Selected Financial Data

II.    Financial Statements

III.   Notes to Consolidated Financial Statements

IV.    Management's Discussion and Analysis of Financial Condition
           and Results of Operations

V.     Index to Exhibits

I.  SELECTED FINANCIAL DATA



USF&G CORPORATION  Five-Year Summary of Selected Financial Data



(dollars in millions except per share data)        1997            1996             1995            1994             1993

                                          ----------------------------------------------------------------------------------
Consolidated Results
  Premiums earned                               $ 2,682         $ 2,731         $  2,666         $ 2,508          $ 2,521
  Net investment income                             691             705              733             749              753
  Total revenues                                  3,404           3,498            3,459           3,310            3,323
  Income from continuing operations
       before cumulative effect of
       adopting new accounting standards            194             261              209             237              130
  Net income                                        194             261              209             237              168
                                          ----------------------------------------------------------------------------------
Per Share Results
  Income from continuing operations
       before cumulative effect of
       adopting new accounting standards        $  1.72         $  2.05          $  1.63         $  2.00          $   .90
  Net income                                       1.72            2.05             1.63            2.00             1.32
  Book value                                      17.84           15.48            14.68            9.96            11.33
                                          ----------------------------------------------------------------------------------
Financial Position
  Assets                                        $15,819         $14,407          $14,651         $13,980          $14,481
  Investments                                    10,944          10,076           11,107          10,561           11,474
  Total debt                                        521             482              607             628              627
  Capital securities                                296             100               --              --               --
  Shareholders' equity                            2,077           1,969            1,984           1,441            1,556
                                          ----------------------------------------------------------------------------------
Common Stock
  Market high                                  $ 25 1/2        $ 21 3/4         $ 19 1/2       $  16 1/8         $ 19 5/8
  Market low                                     17 5/8          14 1/4           13 3/8        11 11/16           11 1/8
  Market close                                  22 1/16          20 7/8           16 7/8          13 5/8           14 3/4
  Cash dividends declared                           .26             .20              .20             .20              .20
  Common shares outstanding                 116,402,199     114,240,489      119,606,095     104,810,794       91,418,372
                                          ----------------------------------------------------------------------------------



II.  FINANCIAL STATEMENTS


USF&G CORPORATION  Consolidated Statement of Operations


                                                                                        Years Ended December 31
(dollars in millions except per share data)                                       1997             1996             1995
                                                                              --------------------------------------------
Revenues
     Premiums earned                                                            $2,682           $2,731           $2,666
     Net investment income                                                         691              705              733
     Other                                                                          16               18               53
                                                                              --------------------------------------------
        Revenues before net realized gains                                       3,389            3,454            3,452
     Net realized gains on investments                                              15               44                7
                                                                              --------------------------------------------
        Total revenues                                                           3,404            3,498            3,459
                                                                              --------------------------------------------
Expenses
     Losses, loss expenses and policy benefits                                   2,071            2,181            2,178
     Underwriting, acquisition and operating expenses                            1,002            1,044            1,048
     Interest expense                                                               34               39               44
     Reorganization severance                                                        5               17               --
     Facilities exit costs/(sublease income)                                        --              (42)              (6)
                                                                              --------------------------------------------
        Total expenses                                                           3,112            3,239            3,264
                                                                              --------------------------------------------

     Income from operations before income taxes                                    292              259              195
     Provision for income taxes                                                     84               (2)             (14)
     Distributions on USF&G-obligated mandatorily redeemable preferred capital securities of subsidiary trusts holding solely junior subordinated
        deferrable interest debentures of USF&G, net of tax                         14               --               --
                                                                              --------------------------------------------
        Net income                                                              $  194           $  261           $  209
                                                                              --------------------------------------------
        Preferred stock dividend requirements                                        2               20               28
                                                                              --------------------------------------------
          Net income available to common stock                                  $  192           $  241           $  181
                                                                              --------------------------------------------

Basic earnings per share                                                        $ 1.72           $ 2.05           $ 1.63
                                                                              --------------------------------------------

Diluted earnings per share                                                        1.63             1.95             1.53
                                                                              --------------------------------------------

Weighted-average common shares outstanding (in 000s):
     Basic                                                                     111,688          117,674          111,474
     Diluted                                                                   120,109          127,734          130,064
                                                                              --------------------------------------------

See Notes to Consolidated Financial Statements.



USF&G CORPORATION  Consolidated Statement of Financial Position


                                                                                                        At December 31
(dollars in millions except per share data)                                                         1997            1996
                                                                                               ---------------------------
Assets
     Investments:
          Fixed maturities available for sale, at market (cost, 1997, $8,183; 1996, $8,066)      $ 8,495         $ 8,164
          Common and preferred stocks, at market (cost, 1997, $51; 1996, $16)                         49              16
          Short-term investments                                                                     571             535
          Mortgage loans                                                                             641             406
          Real estate                                                                                336             554
          Other invested assets                                                                      852             401
                                                                                               ---------------------------
               Total investments                                                                  10,944          10,076
                                                                                               ---------------------------
     Cash                                                                                             90              73
     Accounts, notes and other receivables                                                           878             763
     Reinsurance receivables                                                                       1,646           1,576
     Servicing carrier receivables                                                                   710             661
     Deferred policy acquisition costs                                                               468             456
     Other assets                                                                                  1,083             802
                                                                                               ---------------------------
          Total assets                                                                           $15,819         $14,407
                                                                                               ---------------------------

Liabilities
     Unpaid losses, loss expenses and policy benefits                                            $10,017         $ 9,584
     Unearned premiums                                                                             1,148           1,113
     Corporate debt                                                                                  516             477
     Real estate and other debt                                                                        5               5
     Other liabilities                                                                             1,760           1,159
                                                                                               ---------------------------
          Total liabilities                                                                       13,446          12,338
                                                                                               ---------------------------

USF&G-obligated mandatorily redeemable preferred capital securities of subsidiary
     trusts holding solely junior subordinated deferrable interest debentures of USF&G               296             100
                                                                                               ---------------------------

Shareholders' Equity
     Preferred stock, par value $50.00 (12,000,000 shares authorized;
          shares issued, 1996, 3,999,910)                                                             __             200
     Common stock, par value $2.50 (240,000,000 shares authorized; shares
          issued, 1997, 116,402,199; 1996, 114,240,489)                                              291             286
     Paid-in capital                                                                               1,126           1,091
     Net unrealized gains on investments and foreign currency                                        167              62
     Retained earnings                                                                               493             330
                                                                                               ---------------------------
          Total shareholders' equity                                                               2,077           1,969
                                                                                               ---------------------------
          Total liabilities, capital securities and shareholders' equity                         $15,819         $14,407
                                                                                               ---------------------------

See Notes to Consolidated Financial Statements.



USF&G CORPORATION  Consolidated Statement of Cash Flows


                                                                                        Years Ended December 31
(in millions)                                                                     1997             1996             1995
                                                                             ---------------------------------------------
Operating Activities
  Direct premiums collected                                                    $ 2,166          $ 2,183          $ 2,078
  Net investment income collected                                                  699              707              743
  Direct losses, loss expenses and policy benefits paid                         (1,681)          (1,751)          (1,725)
  Net reinsurance activity                                                        (159)             (13)              69
  Underwriting and operating expenses paid                                        (844)            (769)            (760)
  Interest paid                                                                    (30)             (37)             (37)
  Income taxes paid                                                                 (7)              (5)              (5)
  Other items, net                                                                   1               15               36
                                                                             ---------------------------------------------
    Net cash provided from operating activities                                    145              330              399
                                                                             ---------------------------------------------
Investing Activities
  Net (purchases), sales and maturities of short-term investments                  (30)            (249)             148
  Sales of fixed maturities held to maturity                                        --               --               21
  Maturities/repayments of fixed maturities held to maturity                        --               --              110
  Purchases of fixed maturities available for sale                              (2,022)          (1,189)          (1,123)
  Sales of fixed maturities available for sale                                   1,293              588              489
  Maturities/repayments of fixed maturities available for sale                     743              702              443
  Purchases of other investments                                                  (414)            (228)            (302)
  Sales, maturities and repayments of other investments                            430              412              332
  Purchase of subsidiaries                                                         (67)             (57)              --
  Purchases of property and equipment                                              (86)             (59)             (32)
  Sales of property and equipment                                                    3               14                2
                                                                             ---------------------------------------------
    Net cash (used in) provided from investing activities                         (150)             (66)              88
                                                                             ---------------------------------------------
Financing Activities
  Deposits for universal life and investment contracts                             460              438              310
  Withdrawals of universal life and investment contracts                          (209)            (535)            (659)
  Purchase of structured settlement annuity coinsurance contract                  (104)              --               --
  Net repayments of short-term borrowings                                            2               --             (227)
  Long-term borrowings                                                              --               --              228
  Repayments of long-term borrowings                                                --             (125)             (42)
  Issuances of capital securities                                                   198               98               --
  Issuances of common stock                                                         21               11                6
  Repurchases of common stock                                                     (101)            (150)              --
  Redemptions of preferred stock                                                  (200)              (2)              --
  Cash dividends paid to shareholders                                              (33)             (45)             (53)
  Cash distributions paid to holders of capital securities                         (12)              --               --
                                                                             ---------------------------------------------
    Net cash provided from (used in) financing activities                           22             (310)            (437)
                                                                             ---------------------------------------------
  Increase (decrease) in cash                                                       17              (46)              50
  Cash at beginning of year                                                         73              119               69
                                                                             ---------------------------------------------
    Cash at end of year                                                        $    90          $    73          $   119
                                                                             ---------------------------------------------
Noncash Transactions
  Coinsurance transactions:
    Transfer of investments and other assets in
      exchange for reinsurance receivables                                     $    40          $   964          $    --
                                                                             ---------------------------------------------

See supplemental cash flow information at Note 1.15.
See Notes to Consolidated Financial Statements.



USF&G CORPORATION  Consolidated Statement of Shareholders' Equity


                                                                                          Years Ended December 31
(in millions except per share data)                                               1997             1996             1995
                                                                              --------------------------------------------
Preferred Stock
  Balance at beginning of year                                                  $  200           $  213           $  331
  Par value of Series B shares converted to common shares                           --              (12)             (51)
  Par value of Series C shares converted to common shares                           --               --              (66)
  Par value of shares redeemed                                                    (200)              (1)              (1)
                                                                              --------------------------------------------
    Balance at end of year                                                          --              200              213
                                                                              --------------------------------------------
Common Stock
  Balance at beginning of year                                                     286              299              262
  Par value of shares issued for conversion of Series B shares                      --                5               21
  Par value of shares issued for conversion of Series C shares                      --               --               14
  Par value of shares issued in Titan acquisition                                   13               --               --
  Par value of other shares issued                                                   4                3                2
  Par value of shares repurchased                                                  (12)             (21)              --
                                                                              --------------------------------------------
    Balance at end of year                                                         291              286              299
                                                                              --------------------------------------------
Paid-In Capital
  Balance at beginning of year                                                   1,091            1,188            1,104
  Excess of proceeds over par value of Series B shares converted                    --                7               29
  Excess of proceeds over par value of Series C shares converted                    --               --               50
  Excess of proceeds over par value of shares issued in Titan acquisition           99               --               --
  Excess of proceeds over par value of other shares issued                          17                8                5
  Excess of cost over par value of shares repurchased                              (90)            (129)              --
  Accrued stock-based compensation                                                   4               15               --
  Tax benefit from exercise of stock options                                         5                2               --
                                                                              --------------------------------------------
    Balance at end of year                                                       1,126            1,091            1,188
                                                                              --------------------------------------------
Net Unrealized Gains (Losses) on Investments and Foreign Currency
  Balance at beginning of year                                                      62              271             (147)
  Change in unrealized gains (losses)                                              105             (209)             418
                                                                              --------------------------------------------
    Balance at end of year                                                         167               62              271
                                                                              --------------------------------------------
Minimum Pension Liability
  Balance at beginning of year                                                      --             (100)             (63)
  Change in unfunded accumulated benefits                                           --              100              (37)
                                                                              --------------------------------------------
    Balance at end of year                                                          --               --             (100)
                                                                              --------------------------------------------
Retained Earnings (Deficit)
  Balance at beginning of year                                                     330              113              (46)
  Net income                                                                       194              261              209
  Common stock dividends declared (per share, 1997, $.26; 1996 and 1995, $.20)     (29)             (24)             (22)
  Preferred stock dividend declared (per share, 1997, Series A, $1.03;
    1996, Series A, $4.10, Series B $7.69; 1995, Series A $4.10,
    Series B, $10.25)                                                               (2)             (20)             (28)
                                                                              --------------------------------------------
    Balance at end of year                                                         493              330              113
                                                                              --------------------------------------------
    Total shareholders' equity                                                  $2,077           $1,969           $1,984
                                                                              --------------------------------------------

See Notes to Consolidated Financial Statements.


III.  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


USF&G CORPORATION  Notes to Consolidated Financial Statements

Note 1 Summary of Significant Accounting Policies
1.1. Basis of presentation
The consolidated financial statements are prepared in accordance with generally accepted accounting principles ("GAAP"). These statements include the accounts of USF&G Corporation and its subsidiaries (collectively, "USF&G" or "the Corporation"). Certain of the subsidiaries are consolidated on a one-month lag, the effect of which is not material. Certain prior year amounts have been reclassified to conform to the 1997 presentation.

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from these estimates.

USF&G is primarily engaged in the business of insurance. Property/casualty insurance, which accounted for 88 percent of revenues before net realized gains in 1997, is written primarily by United States Fidelity and Guaranty Company ("USF&G Company") and is sold primarily through independent agents and brokers supported by USF&G Company's underwriting, marketing, administrative and claim services offices located throughout the United States. Life insurance and annuities, which accounted for 12 percent of revenues before net realized gains in 1997, are written by Fidelity and Guaranty Life Insurance Company and its subsidiary (collectively, "F&G Life"), and are sold throughout the United States through independent agents, managing general agents and specialty insurance brokerage firms. Noninsurance operations are composed primarily of the parent company and asset management services. Additional information on the Corporation's business segments is included in Note 16, "Information on Business Segments".

1.2. Subsequent event
On January 19, 1998, The St. Paul Companies, Inc. ("St. Paul"), a Minnesota corporation, and USF&G announced the signing of a definitive merger agreement pursuant to which a wholly-owned subsidiary of St. Paul will be merged into USF&G. The combined company will operate under the St. Paul name and be based in St. Paul, Minnesota. The transaction is expected to be accounted for as a pooling of interests and is intended to qualify as a tax-free reorganization. If the merger is completed, the combined company would become the eighth-largest property/casualty company in the United States, based on 1996 net written premiums. Completion of the transaction is subject to, among other things, approvals by the shareholders of USF&G and St. Paul, in addition to certain regulatory approvals, and is expected to occur in mid-1998.

Under the terms of the merger agreement, each issued and outstanding share of USF&G common stock will be converted into a number of shares of St. Paul common stock determined according to a specified exchange ratio. That exchange ratio will be based on the average of the average of the high and low market prices of St. Paul's common stock during a 20-day trading period ending on the third trading day prior to the date USF&G's shareholders vote on the approval of the merger (the "St. Paul Average Price"). If the St. Paul Average Price is greater than $78, USF&G shareholders will receive 0.2821 of a share of St. Paul common stock for each USF&G share; if the St. Paul Average Price is less than $74 per share, USF&G shareholders will receive 0.2973 of a share of St. Paul common stock for each USF&G share; and if the St. Paul Average Price is between $74 and $78 per share, USF&G shareholders will receive a fraction of a St. Paul share equal to $22 divided by the St. Paul Average Price.

In connection with the merger, St. Paul and USF&G entered into a Stock Option Agreement dated as of January 19, 1998. Pursuant to this agreement, USF&G granted St. Paul an option, exercisable only in certain circumstances, to purchase shares of USF&G common stock in an amount equal to 19.9 percent of the shares of USF&G common stock outstanding at the time of exercise.

1.3. New accounting pronouncements
In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share" ("EPS"), which simplifies the standards for computing EPS. SFAS No. 128 replaces primary EPS with basic EPS, which excludes common stock equivalents, and requires disclosure of EPS on the face of the income statement for all entities, such as USF&G, with complex capital structures. USF&G adopted SFAS No. 128 effective December 31, 1997. In accordance with SFAS No. 128, all prior periods presented have been restated to conform to the 1997 presentation.

In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", which provides new accounting and reporting standards for transfers and servicing of receivables and other financial assets and extinguishments of liabilities. As issued, the standard was effective for transactions occurring after December 31, 1996, and was to be applied prospectively. SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125", was issued in December 1996, and deferred for one year both the criteria for determination of a sale versus a secured borrowing for certain transactions, and new accounting standards for assets transferred as collateral. Once adopted for transactions occurring after December 31, 1997, SFAS No. 125 will impact USF&G's accounting for participation in securities lending programs as well as for assets pledged as collateral; however, this impact will primarily be limited to reclassifications on the Consolidated Statement of Financial Position.

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income", which establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997 and requires that an enterprise: (a) classify items of other comprehensive income by their nature in a financial statement, and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. Once adopted, USF&G anticipates that the major impact of SFAS No. 130 will be the required reporting of unrealized gains or losses on available for sale securities in comprehensive income.

In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". The Statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that selected information about operating segments be included in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The definition of operating segments in this standard is based on the way that management organizes and manages the segments within an enterprise. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997, and will require USF&G to revise and expand its business segment disclosures.

In December 1997, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments". The SOP provides guidance for determining when an entity should recognize a liability for guaranty fund and other insurance-related assessments and on the measurement of the liability. Additionally, it provides guidance on when an asset should be recognized for a portion or all of the liability or paid assessment that can be recovered through premium tax offsets of policy surcharges. The SOP is effective for fiscal years beginning after December 15, 1998. The cumulative effect of adopting SOP No. 97-3 may be material; however, no reasonable estimation can be made at this time.

1.4. Permitted statutory accounting practices
USF&G has both domestic and foreign subsidiaries. Reporting practices for insurance subsidiaries prescribed or permitted by domestic or foreign regulatory authorities (statutory accounting practices) differ from GAAP. Statutory amounts for USF&G's insurance operations follow.

(in millions)                            1997    1996    1995
                                       ------------------------
Statutory Net Income for the
     Years Ended December 31:
     Property/casualty insurance*      $  210  $  167     $--
     Subsidiaries and affiliates**         24       8      --
     Life insurance                        21      27      15
                                       ----------------------
Statutory Surplus at December 31:
     Property/casualty insurance*      $1,455  $1,374
     Subsidiaries and affiliates**        236     243
     Life insurance                       195     213
                                       ----------------
*Includes USF&G Company and all subsidiaries required to be included in its combined statutory statements.
**Includes those property/casualty subsidiaries and affiliates not included in USF&G Company's combined statutory statements.

USF&G's primary insurance subsidiaries, USF&G Company and F&G Life, are domiciled in the State of Maryland and prepare their statutory financial statements in accordance with statutory accounting practices prescribed or permitted by the Maryland Insurance Administration. Prescribed statutory accounting practices include state laws, regulations and general administrative rules issued by the State of Maryland as well as a variety of publications and manuals of the National Association of Insurance Commissioners ("NAIC"). Permitted statutory accounting practices encompass all accounting practices not so prescribed, but allowed by the state of domicile.

The NAIC is currently in the process of developing a codification of statutory accounting principles. The project, if finalized and implemented, could cause changes to the calculation of statutory net income and statutory surplus. The impact of any changes cannot be reasonably estimated at this time.

Property/Casualty Insurance: USF&G Company has received written approval from the Maryland Insurance Administration to extend the required disposal period for certain real property acquired as security for loans or other obligations. Under the current Maryland Insurance Code, these assets are required to be disposed of within five years from the date of acquisition. The Maryland Insurance Administration extended this time period for certain properties. At December 31, 1997 and 1996, permitted transactions increased statutory surplus by $20 million over what it would have been had prescribed accounting practices been followed without the variances permitted by the regulatory authorities.

Life Insurance: In 1997, F&G Life received permission from the Maryland Insurance Administration to release $39 million of capital gains related to a coinsurance contract from the Interest Maintenance Reserve ("IMR"). In conjunction with this release from the IMR, F&G Life established a $10 million voluntary investment reserve funded from policyholders' surplus. The voluntary investment reserve cannot be reduced until 1999 and requires Maryland Insurance Administration permission to do so. As of December 31, 1997 and 1996, this permitted practice had the effect of increasing statutory surplus by $23 million and $38 million, respectively, over what it would have been had prescribed accounting practices been followed without the variances permitted by the regulatory authorities.

Since Maryland does not specifically prescribe by law or regulation reserves for universal life ("UL") policies or group annuities, F&G Life follows reserving practices which are permitted by the State of Maryland. For older generation universal life policies, F&G Life holds the full account value as a reserve. For newer generation UL policies, reserves are held based on a calculation according to the NAIC UL Model Regulation, which has been adopted by many states. Many of the group annuities sold by F&G Life are used to fund qualified pension and/or profit sharing plans. For these annuities, the funds are not allocated to individual participants, and the full account value is held as the reserve. For group annuities where the funds and/or benefits are allocated to the individual certificate holder, reserves are calculated according to laws prescribed for individual annuities.

1.5. Investments
Fixed Maturities: USF&G classifies all of its fixed maturities as "available for sale". These securities are held for an indefinite period of time and may be sold in response to changes in interest rates and the yield curve, prepayment risk, liquidity needs, or other factors. Fixed maturities classified as "available for sale" are carried at market value, with unrealized gains and losses recorded as a separate component of shareholders' equity. Unrealized gains or losses on fixed maturities available for sale are offset by an adjustment to life insurance deferred policy acquisition costs ("DPAC") which is made on a pro forma basis as if the unrealized gains or losses on those assets which match certain life insurance liabilities were realized. Specific write-downs in the carrying value of fixed maturities are recognized in income when an impairment is deemed other than temporary.

Common and Preferred Stocks: Investments in common and preferred stocks where USF&G has significant influence over the investees' operating and financial policies are accounted for using the equity method and included in other invested assets. Other investments in common and preferred stocks are carried at market value with the resulting unrealized gains or losses reported directly in shareholders' equity.

Securities Lending: USF&G participates in a securities lending program whereby certain securities from its portfolio are loaned to other institutions for short periods of time. A fee is paid to USF&G by the borrower. Collateral that exceeds the market value of the loaned securities is maintained by the lending agent and reported in USF&G's other invested assets with an offsetting liability reported in other liabilities. Invested assets and other liabilities include $515 million and $128 million at December 31, 1997 and 1996, respectively, related to securities lending collateral.

USF&G's policy is to require collateral equal to 102 percent of the market value of the loaned securities. The securities are marked to market on a daily basis to maintain the value of the collateral. The cash collateral is held by lending agents and reinvested in certain approved types of securities. USF&G has an indemnification agreement with the lending agents in the event a borrower becomes insolvent or fails to return securities.

Mortgage Loans and Real Estate: Mortgage loans are carried at unpaid principal balances. Real estate investments are reported at cost adjusted for equity participation. Real estate acquired through foreclosure or deed-in-lieu of foreclosure is initially recorded at estimated market value. Valuation allowances are recognized for mortgage loans with deteriorations in collateral performance which are deemed other than temporary, based on quarterly evaluations. Impairments in the value of real estate investments are recorded as direct reductions in the carrying value of those investments and are recognized in income when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

Interest and Dividend Income: Interest on fixed maturity investments is recorded as income when earned and is adjusted for any amortization of purchase premium or discount. Dividends on equity securities are recorded as income on ex-dividend dates.

Realized Gains and Losses: Realized gains and losses on the sale of investments are determined based on specific cost. Realized losses are also recorded when an investment's net realizable value is below cost and the decline is deemed other than temporary.

1.6. Recognition of premium revenues
Property/Casualty Insurance: Property/casualty insurance premiums are earned principally on a pro rata basis over the lives of the policies and include accruals for ultimate premium revenue anticipated under auditable and retrospectively rated policies. Unearned premiums represent the portion of premiums written applicable to the unexpired terms of policies in force. Unearned premiums also include estimated and unbilled premium adjustments.

Life Insurance: Premiums on life insurance policies with fixed and guaranteed premiums and benefits, and premiums on annuities with significant life contingencies are recognized when due. Premiums received on UL policies and annuity contracts are not recorded as revenues; instead, they are recognized as deposits. Policy charges and surrender penalties are recorded as revenues.

1.7. Unpaid losses, loss expenses and policy benefits
Property/Casualty Insurance: The liability for unpaid property/casualty insurance losses and loss expenses is based on an evaluation of reported losses and on estimates of incurred but unreported losses. The reserve liabilities are determined using adjusters' individual case estimates and statistical projections. The liability was reported net of estimated salvage and subrogation recoverables of $78 million and $99 million at December 31, 1997 and 1996, respectively. Adjustments to the liability based on subsequent developments or other changes in the estimate are reflected in results of operations in the period in which such adjustments become known.

Certain liabilities for unpaid losses and loss expenses related to workers' compensation and assumed reinsurance coverage are discounted to present value. The carrying amount of such liabilities, net of reinsurance and net of discounts of $401 million was $1.3 billion and $1.4 billion at December 31, 1997 and 1996, respectively. Interest rates of up to four percent are used to discount these liabilities.

Life Insurance: Ordinary life insurance reserves are computed under the net level premium method using assumptions for future investment yields, mortality and withdrawal rates. These assumptions reflect F&G Life's experience, modified to reflect anticipated trends, and provide for possible adverse deviation. Reserve interest rate assumptions are graded and range from 2.5 percent to 6.0 percent.

Universal life and deferred annuity reserves are computed on the retrospective deposit method, which produces reserves equal to the cash value of the contracts. Such reserves are not reduced for charges that would be deducted from the cash value of policies surrendered. Reserves on immediate annuities with guaranteed payments are computed on the prospective deposit method, which produces reserves equal to the present value of future benefit payments.

1.8. Deferred policy acquisition costs
Acquisition costs, consisting of commissions, brokerage and other expenses incurred at policy issuance, are generally deferred. Amortization of DPAC totaled $687 million, $707 million and $714 million for the years ended December 31, 1997, 1996 and 1995, respectively, and was included in underwriting, acquisition and operating expenses in the Consolidated Statement of Operations.

Property/Casualty Insurance: Anticipated losses, loss expenses, remaining costs of servicing the policies and anticipated investment income are considered in determining the recoverability of deferred property/ casualty insurance acquisition costs. Such deferrals are amortized over the period that related premiums are earned.

Life Insurance: Anticipated policy benefits, remaining costs of servicing the policies and anticipated investment income are considered in determining the recoverability of DPAC for interest-sensitive life and annuity products. Life insurance acquisition costs are amortized based on assumptions consistent with those used for computing policy benefit reserves. DPAC on ordinary life business are amortized over their assumed premium paying periods. Universal life and investment annuity acquisition costs are amortized in proportion to the present value of their estimated gross profits over the products' assumed durations, which are regularly evaluated and adjusted as appropriate.

1.9. Foreign currency translation
The functional currency for USF&G's foreign operations is typically the applicable local currency. For those subsidiaries in highly inflationary economies, however, the functional currency is the reporting currency (the U.S. dollar).

Local currency balance sheet accounts are translated to U.S. dollars using exchange rates in effect at the balance sheet date, and revenue and expense accounts maintained in the local currency are translated using the average exchange rates prevailing during the year. The unrealized gains or losses, net of applicable deferred income taxes, resulting from translation are included in shareholders' equity.

In highly inflationary economies (e.g., Mexico), monetary assets and liabilities are remeasured into U.S. dollars using exchange rates in effect at the balance sheet date, whereas nonmonetary balances are remeasured using historical exchange rates. Revenue and expense accounts are remeasured using the average exchange rates prevailing during the year for monetary transactions and historical exchange rates for nonmonetary transactions. Realized gains or losses resulting from remeasurement are included in net income.

USF&G's exposure to fluctuating currency exchange rates may be reduced or effectively eliminated by certain financial instruments.

1.10. Goodwill
Goodwill, which represents the excess of cost over the fair value of net assets acquired, is amortized on a straight-line basis over periods not exceeding 40 years. USF&G regularly evaluates the recoverability of goodwill to determine if there has been any permanent impairment. The assessment is performed based on the estimated future cash flows compared with the carrying value of the asset. If impairment were indicated, a writedown to fair value (normally measured by discounting estimated cash flows) would be taken.

1.11. Earnings per share
Basic earnings per share are computed by dividing income available to common shareholders by the weighted-average common shares outstanding during the period. Common stock equivalents are excluded from the calculation. Diluted earnings per share assume the conversion of all securities whose contingent issuance would have a dilutive effect on earnings.

The following table sets forth the computations of basic and diluted earnings per share.

(dollars in millions except per
share data, shares in thousands)          1997     1996     1995
                                       ---------------------------
Numerator:
Net income                                $194     $261     $209
Preferred Stock Dividends:
  Series A                                  (2)     (16)     (16)
  Series B                                  --       (4)     (12)
                                       ---------------------------
    Total preferred stock dividends         (2)     (20)     (28)
                                       ---------------------------
Numerator for basic EPS (income
  available to common shareholders)        192      241      181
                                       ---------------------------
Effect of Dilutive Securities:
  Series B preferred stock dividends        --        4       12
  Zero coupon convertible notes              3        5        6
                                       ---------------------------
                                             3        9       18
                                       ---------------------------
  Numerator for diluted EPS
    (income available to common
    shareholders after assumed
    conversions)                          $195     $250     $199
                                       ---------------------------
Denominator:
Denominator of basic EPS
  (weighted-average shares)            111,688  117,674  111,474
Effect of dilutive securities:
  Stock options                          2,954    1,846    1,432
  Contingent stock (variable
     award plan)                           285      279       --
  Convertible preferred stock               --    2,151    9,931
  Zero coupon convertible notes          5,182    5,784    7,227
                                       ---------------------------
Dilutive potential common shares         8,421   10,060   18,590
                                       ---------------------------
  Denominator for diluted EPS
    (adjusted weighted-average
    shares and assumed conversions)    120,109  127,734  130,064
                                       ---------------------------
Basic earnings per share                 $1.72    $2.05    $1.63
Diluted earnings per share                1.63     1.95     1.53
                                       ---------------------------

Stock options to purchase a total of 10 million shares of USF&G's common stock were outstanding at December 31, 1997. Of this total, 2.3 million options with exercise prices ranging from $22.19 to $30.82 per share were not included in the computation of diluted earnings per share in 1997 because the exercise prices of these options exceeded the average market price of the common shares and, therefore, would be antidilutive. The weighted-average exercise price for these outstanding options was $22.92 per share.

Additionally, based upon certain cumulative multi-year income targets, a maximum of 1.3 million shares of common stock could be issued under USF&G's Long-Term Incentive Program ("LTIP"). In 1997, approximately 740,000 of these potentially issuable shares of common stock were not included in the calculation of diluted earnings per share because the applicable multi-year income targets were not currently being achieved.

1.12. Reorganization severance
Severance costs covering approximately 280 and 700 employees in 1997 and 1996, respectively, totaled $5 million and $17 million, respectively. During 1997, USF&G's field structure was reorganized to accommodate the transfer of certain policy and claim processing activities from the branch offices to three new Centers for Agency Services and the Claim Reception Center. In 1998, the field will be further consolidated and support functions will be centralized in response to worsening market conditions.

1.13. Facilities exit costs/sublease income
During 1994, USF&G committed to a plan to consolidate its home office operations in Baltimore, Maryland at its Mount Washington facility. The facilities exit costs recorded in 1994 represented the present value of the rent and other operating expenses to be incurred under the lease on the Corporation's principal office building (the "Tower") from the time USF&G vacated the Tower through the expiration of the lease in September 2009, but did not consider any potential future sublease income, as such income was neither probable nor reasonably estimable at that time. To the extent that additional or extended subleases are subsequently negotiated, the present value of income to be received over the term of those subleases is recognizable in the period such income becomes probable and reasonably estimable. Sublease income of $54 million and $6 million was recognized under the facilities exit plan in 1996 and 1995, respectively, as a result of USF&G's negotiation of subleases with new and existing tenants. A credit of $12 million was also recognized in 1996 related to reduced property tax assessments on the Tower. During 1997, 1996 and 1995, the reserve for facilities exit costs was increased by $12 million, $13 million and $16 million, respectively, due to the amortization of the present value discount, and was reduced by $20 million, $12 million and $10 million, respectively, of rent and other operating expenses which were paid in 1997, 1996 and 1995 but were recognized in the 1994 charge.

Additionally, USF&G recognized approximately $24 million of facilities exit costs in 1996, representing the present value of the rent and other operating expenses estimated to be incurred over the life of certain leases as a result of the downsizing or closure of numerous branch offices. The reserve was reduced in 1997 by $6 million of rent and other operating expenses which were paid in 1997 but were recognized in the 1996 charge.

1.14. Business combinations
On December 22, 1997, USF&G acquired TITAN Holdings, Inc. ("Titan"), a property/casualty insurance company located in San Antonio, Texas, for $259 million including assumed debt. Titan specializes in the non-standard automobile and government entities insurance markets. The transaction was accounted for as a purchase and resulted in goodwill of approximately $151 million. The consideration paid included 5.1 million shares of the Corporation's common stock, valued at approximately $112 million. As of December 31, 1997, $47 million in cash payments were made to reduce debt and cover certain other acquisition-related expenses. The remaining consideration of $97 million, consisting of cash payments to Titan's shareholders, was subsequently paid in February 1998. The results of Titan's operations for the period from December 22 through December 31, 1997 have not been included in USF&G's Consolidated Statement of Operations for 1997 as they were not material.

On December 17, 1996, USF&G acquired Afianzadora Insurgentes, S.A. de C.V. ("Afianzadora"), a surety bond company in Mexico, for $65 million in cash. This acquisition, which was accounted for as a purchase, resulted in goodwill of $18 million. The results of Afianzadora's operations for the period from December 17 through December 31, 1996 were not included in USF&G's Consolidated Statement of Operations for 1996 as they were not material.

1.15. Supplemental cash flow information
The Consolidated Statement of Cash Flows is presented using the "direct method", which reports major classes of cash receipts and cash payments. A reconciliation of net income to net cash provided from operating activities is as follows:

(in millions)                                1997    1996    1995
                                            -----------------------
Net income                                  $ 194   $ 261    $209
Adjustments to reconcile net
   income to net cash provided from
   operating activities:
   Net realized gains on investments          (15)    (44)     (7)
   Reorganization severance                     5      17      --
   Facilities exit costs/(sublease income)     --     (42)     (6)
   Change in accrued income taxes              77      (7)    (20)
   Distributions on capital securities         14      --      --
   Depreciation expense                        38      29      25
   Change in insurance liabilities             58      66     294
   Change in DPAC                             (18)     38     (36)
   Change in receivables                     (145)   (167)    (99)
   Change in other liabilities                 76      61      79
   Change in other assets                    (123)    122     (31)
   Change in other items, net                 (16)     (4)     (9)
                                            -----------------------
Net cash provided from operating activities $ 145   $ 330    $399
                                            -----------------------

Cash provided from operating activities does not include a $104 million portion of a coinsurance contract purchased to cede certain structured settlement annuity obligations (refer to Note 12, "Reinsurance"). This transaction is considered financing in nature as it transfers a fixed payment obligation to the coinsurer.

Note 2 Investments
2.1. Components of net investment income

(in millions)                           1997    1996    1995
                                       ------------------------
Fixed maturities                        $593    $630    $664
Common and preferred stocks                1       3       4
Short-term investments                    32      20      23
Mortgage loans and real estate            69      48      46
Other investment income, net of
     interest expense on funds held       11      19      13
                                       ------------------------
     Total investment income             706     720     750
Investment expenses                      (15)    (15)    (17)
                                       ------------------------
     Net investment income              $691    $705    $733
                                       ------------------------

2.2. Net realized gains on investments

(in millions)                           1997    1996    1995
                                       ------------------------
Net Gains (Losses) on Sales:
     Fixed maturities                  $   3    $(12)  $   6
     Common and preferred stocks          --      79       4
     Mortgage loans and real estate       34      17       2
     Other                                14      18      18
                                       ------------------------
          Net gains on sales              51     102      30
Impairments                              (36)    (58)    (23)
                                       ------------------------
     Net realized gains on investments  $ 15   $  44   $   7
                                       ------------------------

2.3. Unrealized gains (losses)

                                             At December 31
(in millions)                                 1997    1996
                                            ----------------
Unrealized Gains:
     Fixed maturities available for sale      $319    $161
     Common and preferred stocks                 3       2
     Foreign currency and other                 20      20
                                            ----------------
          Gross unrealized gains               342     183
                                            ----------------
Unrealized Losses:
     Fixed maturities available for sale        (7)    (63)
     Common and preferred stocks                (5)     (2)
     Foreign currency and other                 (6)     (4)
                                            ----------------
          Gross unrealized losses              (18)    (69)
DPAC and policy benefits adjustment            (67)    (19)
Deferred taxes on net unrealized gains         (90)    (33)
                                            ----------------
               Net unrealized gains           $167    $ 62
                                            ----------------

2.4. Change in net unrealized gains (losses)

(in millions)                            1997   1996    1995
                                       ------------------------
Fixed maturities available for sale      $214  $(242)  $ 524
DPAC and policy benefits adjustment       (48)    54    (106)
Common and preferred stocks                (2)     2       4
Foreign currency and other                 (2)    10      (4)
                                       ------------------------
     Total change in unrealized
          gains (losses) before taxes     162   (176)    418
Deferred taxes on net unrealized gains    (57)   (33)     --
                                       ------------------------
     Net change in unrealized
          gains (losses)                 $105  $(209)  $ 418
                                       ------------------------

2.5. Estimated market values of fixed maturity investments
There were no fixed maturities classified as "held to maturity" at December 31, 1997 and 1996. The cost and market value of fixed maturities available for sale were as follows:

                                             At December 31, 1997
                                                   Gross
                                                 Unrealized     Market
(in millions)                             Cost  Gains  Losses    Value
                                       ---------------------------------
U.S. Government bonds                   $  497  $  12     $(1)  $  508
Mortgage-backed securities               1,392     29      --    1,421
Asset-backed securities                    664     14      --      678
Corporate bonds                          4,249    199      (3)   4,445
State and political subdivision bonds    1,209     53      (1)   1,261
Foreign government bonds                   172     12      (2)     182
                                       ---------------------------------
   Total                                $8,183   $319     $(7)  $8,495
                                       ---------------------------------

                                             At December 31, 1996
                                                   Gross
                                                 Unrealized     Market
(in millions)                             Cost  Gains  Losses    Value
                                       ---------------------------------
U.S. Government bonds                   $  334   $  7    $ (3)  $  338
Mortgage-backed securities               1,464     22      (3)   1,483
Asset-backed securities                    731     11      (1)     741
Corporate bonds                          4,882    107     (51)   4,938
State and political subdivision bonds      425      6      (1)     430
Foreign government bonds                   230      8      (4)     234
                                       ---------------------------------
   Total                                $8,066   $161    $(63)  $8,164
                                       ---------------------------------

2.6. Stated due dates of fixed maturities
The following table shows the stated due dates of fixed maturities available for sale at December 31, 1997.

                                              Market
(in millions)                           Cost   Value
                                    ------------------
In 1998                               $  239  $  240
1999 through 2002                      2,090   2,141
2003 through 2007                      1,613   1,683
After 2007                             2,185   2,332
                                    ------------------
   Subtotal                            6,127   6,396
Mortgage/asset-backed securities       2,056   2,099
securities
                                    ------------------
   Fixed maturities available
       for sale                       $8,183  $8,495
                                    ------------------
Actual maturities may differ from stated due dates as borrowers may have the right to call or prepay obligations.

Information regarding sales, repayments and maturities of fixed maturities available for sale during 1997 is set forth in the following table.

                                              Gross   Gross
(in millions)                  Cost Proceeds  Gains  Losses
                             -------------------------------
Proceeds from sales          $1,295   $1,293    $28    $(30)
Proceeds from                   738      743      5      --
maturities/repayments
                             -------------------------------
     Total proceeds          $2,033   $2,036    $33    $(30)
                             -------------------------------

Proceeds from sales of fixed maturities classified as available for sale in 1996 totaled $588 million with gross gains of $14 million and gross losses of $28 million. In 1995, such sales totaled $489 million with gross gains of $16 million and gross losses of $13 million.

Proceeds from sales of fixed maturities held to maturity were $21 million (with no gross gains and gross losses of $3 million) in 1995. These sales involved five different issuers and were based on evidence of significant deterioration of the issuers' creditworthiness, as determined from developments related specifically to the issuers. USF&G performed a detailed analysis of the issuers' operating trends, cash flows and ability to meet debt service.

From January 1, 1995 through December 3, 1995, reclassifications from held to maturity to available for sale totaled $31 million of amortized cost. These reclassifications were based on evidence of significant deterioration of the issuers' creditworthiness. Gross unrealized losses on these securities totaled $9 million at the time of the reclassifications. On December 4, 1995, all remaining securities classified as held to maturity were reclassified to available for sale as permitted by supplemental guidance to SFAS No. 115 issued by the FASB in November 1995. This reclassification was made to allow maximum flexibility in the management of the investment portfolio without being restricted by accounting interpretations. The securities had a total amortized cost of $4.5 billion, with gross unrealized gains of $117 million, at the time of the reclassification.

2.7. Nonincome-producing investments
Fixed maturities at December 31, 1997 and 1996, for which no income was recorded during those years, totaled $1 million. In addition, nonincome-producing real estate totaled $20 million and $28 million at December 31, 1997 and 1996, respectively.

Note 3 Insurance Liabilities
3.1. Property/casualty insurance reserves - unpaid losses and loss expenses Activity in unpaid losses and loss expenses for the property/casualty segment is summarized as follows:

(in millions)                                 1997    1996    1995
                                            ------------------------
Total reserve at beginning of year, gross   $6,032  $6,097  $6,158
     Less reinsurance recoverables             987     984   1,016
                                            ------------------------
Net balance at January 1                     5,045   5,113   5,142
                                            ------------------------
Incurred Related To:
     Current year                            1,933   2,030   1,856
     Prior years                              (139)   (162)    (54)
                                            ------------------------
     Total incurred                          1,794   1,868   1,802
                                            ------------------------
Paid Related To:
     Current year                              726     764     635
     Prior years                             1,225   1,190   1,196
                                            ------------------------
     Total paid                              1,951   1,954   1,831
                                            ------------------------
Net balance at December 31                   4,888   5,027   5,113
     Plus reserves acquired*                   140      18      --
     Plus reinsurance recoverables           1,172     987     984
                                            ------------------------
Total reserve at end of year, gross         $6,200  $6,032  $6,097
                                            ------------------------
*Reserves acquired relate to the purchases of Titan in 1997 and Afianzadora in 1996.

Losses and loss expenses recorded in the current period financial statements are affected by changes in estimates of insured events occurring in prior periods. Loss and loss expense reserves are established based on actuarial evaluation of required reserves by accident year. Each accident year is independently evaluated. Typically, the reserve requirements are greatest in the most recent accident year, where there is the higher degree of uncertainty.

Losses incurred in 1997, 1996 and 1995 included $116 million, $110 million and $77 million, respectively, of favorable development related to prior years' experience in the assumed reinsurance business. Given the inherent uncertainty in reserving for assumed reinsurance losses, current accident year reserves are established on a conservative basis. Based on actuarial analysis in 1997 and 1996, the favorable development in assumed reinsurance from prior accident years was substantially offset by the establishment of current accident year reserves. The workers' compensation line was the key contributor of the remaining favorable development of $23 million in 1997 and $52 million in 1996. These favorable trends in older accident years are attributable to reform efforts by various states in the early 1990s to contain workers' compensation loss costs, the results of which are emerging in recent calendar years. In addition, favorable development in 1996 included recognition of the effect on reserve estimation models of the increased use of structured settlement annuities to close workers' compensation claims. Prior years' loss reserve decreases in workers' compensation were substantially offset by reserve increases in liability lines for the current accident years.

Reserves for asbestos-related illnesses and environmental claims cannot be estimated with traditional loss reserving techniques. Liabilities are established for known claims (including the cost of litigation) when sufficient information has been developed to indicate the involvement of a specific insurance policy and management can reasonably estimate its liability. In addition, liabilities have been established to cover additional exposures on both known and unasserted claims. Estimates of the liabilities are reviewed and updated continually. Developed case law and adequate claim history do not exist for such claims, especially because significant uncertainty exists about the outcome of coverage litigation and whether past claim experience will be representative of future loss experience.

3.2. Life benefit reserves
The table below shows F&G Life's benefit reserves by policy type.

                                       At December 31
(in millions)                           1997    1996
                                      -----------------
Single Premium Annuities:
     Deferred                         $1,374  $1,314
     Immediate                         1,048   1,001
Other annuities                          367     610
Universal/term/group life              1,027     627
                                      -----------------
     Gross balance                     3,816   3,552
Reinsurance receivable                   786     782
                                      -----------------
     Total reserves, net              $3,030  $2,770
                                      -----------------

Note 4 Debt
4.1. Debt outstanding
                                        At December 31
(in millions)                            1997    1996
                                       ----------------
Corporate:
Short-term and Current Maturities of
Long-term:
     Credit facility                     $ 35     $--
     7% Senior Notes due 1998             145      --
Long-term:
     Zero Coupon Convertible
        Notes due 2009                    107     102
     8 3/8% Senior Notes due 2001         149     150
     7% Senior Notes due 1998              --     145
     7 1/2% Senior Notes due 2005          80      80
                                       ----------------
          Total corporate debt            516     477
Real estate and other debt                  5       5
                                       ----------------
     Total debt outstanding              $521    $482
                                       ----------------

4.2. Short-term debt
For general corporate purposes, USF&G maintained two committed, standby credit facilities with a group of foreign and domestic banks totaling $450 million at December 31, 1997. The facility in place for $200 million will expire in December 1998 and the remaining facility will expire in 2002. These facilities replaced the $250 million committed, standby credit facility and the $150 million multi-currency credit facility in place at December 31, 1996, and permit either borrowing of funds or letter of credit issuances. USF&G pays facility fees on the total amount of the commitments based on its long-term debt credit ratings. Borrowings at December 31, 1997 totaled $35 million. There were no borrowings against the committed, standby credit facility or the multi-currency credit facility at December 31, 1996.

Interest rates on borrowed funds are based on current market rates. At December 31, 1997 and 1996, the annual weighted-average interest rate under the facilities was 5.96% and 5.76%, respectively. USF&G was in compliance with the covenants contained in these agreements at December 31, 1997 and 1996. The most restrictive covenants require USF&G to maintain a tangible net worth of at least $1.3 billion plus 50 percent of the net income earned during the commitment period and an indebtedness-to-capital ratio below 55 percent.

4.3. Debt extinguishments
From April through August 1996, USF&G repurchased approximately $39 million of outstanding Zero Coupon Convertible Notes through the use of excess corporate cash and borrowings from the credit facility. The balance of the credit facility was repaid in December 1996 with excess corporate cash and proceeds from the issuance of capital securities (refer to Note 6).

In 1996, real estate and other debt was reduced by $11 million as a result of a deed-in-lieu of foreclosure whereby property with an outstanding $7 million note was conveyed back to the lender and a $4 million loan was repaid.

4.4. Shelf registration
USF&G Corporation has available $142 million of unissued debt, preferred stock, common stock and warrants under a 1994 shelf registration.

4.5. Redeemable debt
The Zero Coupon Convertible Notes are redeemable beginning in 1999 for an amount equal to the original issue price plus amortized original issue discount.

4.6. Maturities of long-term debt

                                              Real
                                            Estate
(in millions)               Corporate          and
                                             Other
                            -------------------------
1998                             $145          $--
1999                               --           --
2000                               --           --
2001                              149           --
2002                               --           --
                            -------------------------

Note 5 Leases
USF&G occupies office facilities under lease agreements that expire at various dates through 2009. In addition, data processing, office and transportation equipment is leased under agreements that expire at various dates through 2002.

Most leases contain renewal options that may provide for rent increases based on prevailing market conditions. Some leases also may contain purchase options based on fair market value or contractual values, if greater. Capital leases are immaterial in amount. Rent expense for the years ended December 31, 1997, 1996 and 1995 was $25 million, $40 million and $44 million, respectively.

The following table shows the future minimum payments to be made under noncancelable leases at December 31, 1997.

                         Home    Other
                       Office   Office  Equip-
(in millions)        Building    Space    ment    Total
                     -----------------------------------
1998                    $  16      $22     $15    $  53
1999                       19       19       7       45
2000                       25       15       5       45
2001                       26        9      14       49
2002                       25        5      --       30
After 2002                174        1      --      175
                     -----------------------------------
     Total               $285      $71     $41     $397
                     -----------------------------------

USF&G is also the lessor under various subleases on its office facilities. The minimum rentals to be received in the future under noncancelable subleases is $96 million at December 31, 1997.

USF&G's principal office lease involves the Tower which the Corporation sold in 1984 and subsequently leased back. As of January 1997, USF&G has vacated the Tower (refer to Note 1.13); however, USF&G is obligated to continue to make rental payments under the lease, which provides for rent increases every five years through its expiration in September 2009.

Note 6 Capital Securities of Subsidiary Trusts
Series A: On December 24, 1996, USF&G Capital I ("Capital I"), a business trust wholly owned by USF&G, issued $100 million (100,000 shares) of 8.5% Capital Securities, Series A ("Series A Securities"). Payments on the Series A Securities are guaranteed by USF&G on a subordinated basis, but only to the extent Capital I has funds available to make such payments. This guarantee, considered together with the terms of debentures issued by USF&G (described below) and an agreement for USF&G to pay other expenses and liabilities of Capital I, constitutes a full and unconditional subordinated guarantee by USF&G of Capital I's obligations under the Series A Securities.

Capital I used the proceeds from the Series A Securities issuance to purchase $100 million principal amount of 8.5% Junior Subordinated Debentures issued by USF&G ("Series A Debentures"). The Series A Debentures rank junior and subordinate in right of payment to certain other indebtedness of USF&G, and mature on December 15, 2045.

Interest payments on the Series A Debentures are deferrable, at USF&G's option, at any time for up to five years at a time, and provided there has not been an event of default. In the event USF&G elects to defer interest payments on the Series A Debentures, payments of distributions on the Series A Securities will likewise be deferred. Interest and distributions continue to accrue during any payment deferral period.

The Series A Debentures
are redeemable under certain circumstances related to tax events at a price of $1,000 per debenture plus any accrued and unpaid interest and a "make whole" payment. Proceeds from any redemptions of the Series A Debentures will be used to redeem a like amount of the Series A Securities. Additionally, USF&G has the right, under certain circumstances related to tax events, to shorten the maturity of the Series A Debentures to a date no earlier than June 24, 2016, in which case the stated maturity of the Series A Securities will likewise be affected.

Series B: On January 10, 1997, USF&G Capital II ("Capital II"), a second business trust wholly owned by USF&G, issued $100 million (100,000 shares) of 8.47% Capital Securities, Series B ("Series B Securities"). Payments on the Series B Securities are guaranteed on the same basis as the guarantee of the Series A Securities.

Capital II used the proceeds from the Series B Securities issuance to purchase $100 million principal amount of 8.47% Deferrable Interest Junior Subordinated Debentures, Series B ("Series B Debentures") issued by USF&G, which mature on January 10, 2027. The Series B Debentures also rank junior and subordinate to certain other indebtedness of USF&G, but rank equal with the Series A Debentures. The Series B Debentures and Series B Securities have interest/ distribution deferral terms similar to those of the Series A Debentures and Series A Securities, described above. The Series B Debentures are redeemable at USF&G's option at any time beginning in January 2007 at scheduled redemption prices ranging from $1,042 to $1,000 per debenture, plus any accrued and unpaid interest.

The Series B Debentures are also redeemable prior to January 2007 under certain circumstances related to tax and other special events. Proceeds from any redemptions of the Series B Debentures will be used to redeem a like amount of the Series B Securities. Additionally, USF&G has the right, under certain circumstances related to tax events, to shorten the maturity of the Series B Debentures to a date no earlier than July 10, 2016, in which case the stated maturity of the Series B Securities will likewise be affected.

Series C: On July 8, 1997, USF&G Capital III ("Capital III"), a third business trust wholly owned by USF&G, issued $100 million (100,000 shares) of 8.312% Capital Securities, Series C ("Series C Securities"). Payments on the Series C Securities are guaranteed on the same basis as the guarantee of the Series A and Series B Securities.

Capital III used the proceeds from the Series C Securities issuance to purchase $100 million principal amount of 8.312% Junior Subordinated Debentures issued by USF&G ("Series C Debentures"). The Series C Debentures rank junior and subordinate in right of payment to certain other indebtedness of USF&G, but rank equal with the Series A and Series B Securities. The Series C Debentures and Series C Securities have interest/distribution deferral terms similar to those of the Series A and Series B Debentures and Series A and Series B Securities, described above.

The Series C Debentures mature on July 1, 2046, and are redeemable under certain circumstances related to tax events at a price of $1,000 per debenture plus any accrued and unpaid interest and a "make whole" payment. Proceeds from any redemptions of the Series C Debentures will be used to redeem a like amount of the Series C Securities. Additionally, USF&G has the right, under certain circumstances related to tax events, to shorten the maturity of the Series C Debentures to a date no earlier than April 8, 2012, in which case the stated maturity of the Series C Securities will likewise be affected.

The Series A , Series B and Series C Debentures and related interest expense and income, as well as USF&G's interest in Capital I, Capital II and Capital III, are eliminated in consolidation. The Series A, Series B and Series C Securities are shown in the Consolidated Statement of Financial Position under the caption, "USF&G-obligated mandatorily redeemable preferred capital securities of subsidiary trusts holding solely junior subordinated deferrable interest debentures of USF&G". Distributions on the Series A, Series B and Series C Securities are shown, net of tax, in the Consolidated Statement of Operations under the caption "Distributions on USF&G-obligated mandatorily redeemable preferred capital securities of subsidiary trusts holding solely junior subordinated deferrable interest debentures of USF&G, net of tax".

The sole assets of Capital I, Capital II and Capital III are the Series A, Series B and Series C Debentures, respectively. Neither Capital I, Capital II nor Capital III have operations independent of the aforementioned relationships with USF&G and the holders of their respective capital securities. In the event USF&G exercises its right to defer interest payments on the Series A, Series B or Series C Debentures, it will be prohibited from making payments with respect to any capital debt or securities which rank equal or junior in right of payment to the Series A, Series B and Series C Debentures, including cash dividends on its common or preferred stock. In no case may the deferral of payments described above extend beyond the stated maturity dates of the respective securities.

Note 7 Shareholders' Equity
7.1. Classes of stock
USF&G is authorized to issue 12 million shares of $50 par value preferred stock and 240 million shares of $2.50 par value common stock.

7.2. Preferred stock
USF&G had no preferred stock outstanding at December 31, 1997. At December 31, 1996 and 1995, there were 4 million shares of $4.10 Series A Convertible Exchangeable Preferred Stock ("Series A Preferred Stock") issued and outstanding. During the first half of 1997, USF&G called for redemption all of the remaining outstanding shares of its Series A Preferred Stock. Holders of 10,227 shares of the Series A Preferred Stock converted their shares into 12,308 shares of common stock. USF&G redeemed all of the remaining outstanding shares of its Series A Preferred Stock for $200 million cash.

USF&G had 277,550 shares and 1.3 million shares of $10.25 Series B Cumulative Convertible Preferred Stock ("Series B Preferred Stock") issued and outstanding at December 31, 1996 and 1995, respectively. During 1996 and 1995, USF&G called for redemption 233,550 shares and 832,650 shares, respectively, of its Series B Preferred Stock. These shares were converted into 1.9 million shares and 6.9 million shares, respectively, of common stock in accordance with the terms of the Series B Preferred Stock. Holders of an additional 20,000 shares and 189,800 shares of Series B Preferred Stock voluntarily converted their shares into 166,320 shares and 1.6 million shares, respectively, of common stock during 1996 and 1995. The holder of another 24,000 shares of Series B Preferred Stock voluntarily redeemed those shares for cash during 1996.

7.3. Changes in common stock shares

                                     1997         1996         1995
                              --------------------------------------
Outstanding, January 1        114,240,489  119,606,095  104,810,794
Shares repurchased             (4,706,430)  (8,400,700)          --
Shares issued                   6,868,140    3,035,094   14,795,301
                              --------------------------------------
Outstanding, December 31      116,402,199  114,240,489  119,606,095
                              --------------------------------------

In December 1997, USF&G issued approximately 5.1 million shares of common stock in consideration for its acquisition of Titan. In conjunction with a stock repurchase program instituted in 1996, USF&G repurchased 4.7 million and 8.4 million shares of its common stock during 1997 and 1996, respectively. USF&G also issued 2.1 million shares of common stock during 1996 for the conversion of the Series B Preferred Stock. During 1995, USF&G issued 8.5 million shares of common stock for the conversion of the Series B Preferred Stock, and 5.5 million shares of common stock for the conversion of the $5.00 Series C Cumulative Convertible Preferred Stock.

7.4. Shareholder rights plan
USF&G has a shareholder rights plan ("the plan") to deter coercive or unfair takeover tactics and to prevent a potential purchaser from gaining control of USF&G without offering a fair price to all of the Corporation's shareholders. The plan, which otherwise would have expired in 1997, was extended until 2007 and amended in several respects in February 1997. Under the plan, as amended, each outstanding share of USF&G's common stock has one preferred share purchase right (a "right") expiring in 2007. Each right entitles the registered holder to purchase 1/100 of a share of a new class of junior preferred stock for $105. The rights cannot be exercised unless certain events occur that might lead to a concentration in ownership of common shares or unless certain other events relating to a change in control take place. At that time, each right may be converted into rights to acquire common stock having a value of twice the $105 exercise price. In certain circumstances, the plan also provides that the rights can be exchanged for USF&G's common stock without payment of the purchase price. Rights held by holders of 15 percent or more of USF&G's common stock, or their associates, may be null and void. Under certain conditions, the rights also become convertible into the rights to acquire shares of common stock of an acquiror having a value of twice the exercise price. USF&G will generally be entitled to redeem the rights, at $.01 per right, any time before the tenth day (subject to further deferral) after a 15 percent position is acquired. In January 1998, the plan was amended to provide that the rights would not become exercisable as a result of the transactions contemplated with St. Paul under the merger agreement or the related stock option agreement.

7.5. Dividend restrictions
There are certain restrictions on payments of dividends by insurance subsidiaries that may limit USF&G Corporation's ability to receive funds from its subsidiaries. Under the Maryland Insurance Code, Maryland insurance subsidiaries, such as USF&G Company and F&G Life, must provide the Maryland Insurance Commissioner (the "Commissioner") with not less than thirty days' prior written notice before payment of an "extraordinary dividend" to its holding company. (Refer to Section 4.3, "Dividend Restrictions", of Management's Discussion and Analysis of Financial Condition and Results of Operations.) In addition, ten days' prior notice of any other dividend must be given to the Maryland Insurance Commissioner prior to payment, and the Commissioner has the right to prevent payment of such dividend if it is determined that such payment could impair the insurer's surplus or financial condition.

Cash dividends of $136 million, $134 million and $83 million were paid during 1997, 1996 and 1995, respectively, to USF&G Corporation by USF&G Company. Such dividends were not subject to the requirements for extraordinary dividends. In addition, effective June 1, 1995, and with the Commissioner's consent, USF&G Company declared an extraordinary dividend payable to USF&G Corporation valued at $323 million, which consisted of all of the issued and outstanding capital stock of F&G Life. Prior to payment of such dividend, F&G Life was a wholly-owned subsidiary of USF&G Company. As a result of such dividend payment, F&G Life is now a direct, wholly-owned subsidiary of USF&G Corporation. Dividends of up to $146 million will be available for payment from USF&G Company to USF&G Corporation during 1998 without being deemed extraordinary.

Cash dividends of $40 million, $139 million and $31 million were paid during 1997, 1996 and 1995, respectively, to USF&G Corporation by F&G Life. In addition, effective December 17, 1997 and December 29, 1995 and with the Commissioner's consent, F&G Life declared extraordinary dividends payable to USF&G Corporation consisting of investments in various real estate properties, totaling $25 million and $28 million, respectively. Consequently, all of the 1997 and 1996 dividends were deemed extraordinary, and were paid with the Commissioner's consent. Further, any dividends which F&G Life would propose to pay in 1998 would be deemed extraordinary dividends and subject to the thirty-day notice period.

Note 8 Financial Instruments and Derivatives
Fair value information is based on quoted market prices where available. In cases where quoted market prices are not available, fair values are based on internal estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, such as applicable discount rate and estimated future cash flows. Therefore, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Fair value disclosure requirements exclude certain financial instruments and all nonfinancial instruments. The fair value of many insurance-related liabilities do not require disclosure. However, in its strategy of asset/liability matching, USF&G takes into consideration the future cash requirements of its insurance-related liabilities. Had a presentation of these liabilities been made, due to their long-term nature, the fair value of insurance-related liabilities would have been significantly less than their carrying value.

8.1. Financial instruments
Cash and Short-Term Investments: The carrying amounts reported in the Consolidated Statement of Financial Position for these instruments approximate their fair values.

Fixed Maturity Investments: Fair values for publicly-traded fixed maturity investments are based on quoted market prices. For privately-placed fixed maturities, estimated fair values are derived by discounting expected future cash flows using a current market rate applicable to the yield, credit quality and maturity of the investment. At December 31, 1997, the amortized costs and market values of fixed maturity investments were as follows:

                                       Amortized        Market
(in millions)                               Cost         Value
                                       ------------------------
Publicly traded                           $7,696        $8,015
Private placements                           487           480
                                       ------------------------
    Total fixed maturity investments      $8,183        $8,495
                                       ------------------------

All fixed maturities are classified as available for sale and are reported in the Consolidated Statement of Financial Position at market value.

Common and Preferred Stocks: The carrying values of common and preferred stocks as reported in the Consolidated Statement of Financial Position are based on quoted market prices and reflect their fair values.

Mortgage Loans and Policy Loans: The fair values for mortgage loans and policy loans are estimated based on discounted cash flow analyses, using interest rates currently being offered for loans with similar credit risk. Loans with similar characteristics are aggregated for purposes of the calculations. At December 31, 1997, the carrying amounts and fair values of investments in mortgage loans and policy loans were as follows:

                             Carrying          Fair
(in millions)                  Amount         Value
                             ------------------------
Mortgage loans                  $641           $658
Policy loans                      82             86
                             ------------------------

Other Assets and Other Liabilities: Other invested assets considered financial instruments include equity interests in minority ownership investments, interests in limited partnerships and related notes receivable. It is not practicable to estimate their fair value due to the closely-held nature of these investments.

Other assets and liabilities considered financial instruments include agents' balances receivable, prepaid and accrued expenses and other receivables generally of a short-term nature. It is assumed the carrying value of these financial instruments approximates their fair value.

Short- and Long-Term Debt: The carrying amount of USF&G's short-term borrowings approximates its fair value. The fair value of long-term debt is based on market quotes or estimated discounted cash flow analyses, based on USF&G's current incremental borrowing rates for similar types of borrowing arrangements. The carrying amounts and estimated fair value of debt instruments at December 31, 1997 were as follows:

                             Carrying          Fair
(in millions)                  Amount         Value
                             ------------------------
Corporate                        $516          $545
Real estate and other               5             5
                             ------------------------
     Total debt                  $521          $550
                             ------------------------

Investment Contracts: Fair values for F&G Life's single premium deferred annuities, other deferred annuities, single premium immediate annuities and supplementary contracts are primarily derived by estimating the cost to extinguish its liabilities under an assumption reinsurance transaction. The estimated statutory profits the assuming company would realize from the transaction are discounted at a typical internal rate of return objective. If such a transaction were to occur, GAAP would require the unamortized balance of deferred policy acquisition costs associated with these liabilities to be immediately expensed. The amount of the related unamortized DPAC was approximately $136 million at December 31, 1997. The fair values of the remaining liabilities under investment contracts are estimated using discounted cash flow calculations, based on interest rates currently being offered for like contracts with similar maturities.

The carrying amounts and estimated fair values of F&G Life's liabilities for investment contracts at December 31, 1997 were as follows:

                                       Carrying          Fair
(in millions)                            Amount         Value
                                       ------------------------
Single premium deferred annuities       $   699        $  654
Other deferred annuities                    709           637
Single premium immediate annuities
     and supplementary contracts             85            81
Group annuities                              65            63
                                       ------------------------
     Total                               $1,558        $1,435
                                       ------------------------

Off-Balance Sheet Financial Instruments: The fair values of USF&G's financial guarantees written totaled $2 million at December 31, 1997, and were estimated using discounted cash flow analyses based on USF&G's current incremental borrowing rate for similar types of borrowing arrangements. The fair value of foreign exchange options, which are derived from quoted market prices, were less than $1 million at December 31, 1997. The estimates of the fair value of USF&G's interest rate swaps were obtained from the counterparties to the agreement or were derived by discounting the expected future cash flows, and totaled $4 million at December 31, 1997.

8.2. Derivatives
USF&G uses derivative instruments, including options and swaps, to manage foreign exchange and interest rate risk, reduce borrowing costs and minimize the impact of rate fluctuations on the settlement of debt and other financial instruments. USF&G limits its use of derivative instruments.

Foreign exchange options are used to manage exposure to the effects of foreign currency exchange rate fluctuations on foreign-denominated transactions. Cash-settled equity swaps on USF&G common stock are used to manage exposure to stock price fluctuations on stock-based incentive compensation expense. Interest rate swaps are used to manage the exposure to fluctuating rates and the relationship of fixed/floating interest rates on corporate debt. Individually, and in the aggregate, the impact of these transactions on the financial position and results of operations is not material. At December 31, 1997, the Corporation's mark-to-market position on these derivative instruments was a gross gain of $4 million and a gross loss of less than $1 million.

In addition, exchange-traded and over-the-counter catastrophe options and swaps, linked to an index of losses related to natural disasters, are an additional insurance-related source of income. USF&G limits and monitors its maximum exposure to loss. Individually, and in the aggregate, the impact of these transactions on the financial position and results of operations is not material. At December 31, 1997, the maximum exposure to loss was less than $3 million and gross unrealized gains and gross unrealized losses were approximately $1 million.

USF&G is subject to the risk that the counterparties will fail to perform. However, these risks are mitigated by the credit quality of the counterparties and the gains and losses of the underlying instruments. USF&G seeks to manage the credit risk by establishing minimum credit ratings for counterparties to the transactions.

Note 9 Stock-Based Compensation
Stock options have been granted to full-time officers and key employees under four incentive plans: Stock Option Plan of 1987, Stock Option Plan of 1990, Stock Incentive Plan of 1991, and Stock Incentive Plan of 1997 (collectively, the "Management Plans"). In addition, the 1994 Stock Plan for Employees of USF&G (the "Broad-Based Plan") grants eligible employees, other than officers and key employees participating in other stock incentive plans, options to purchase shares.

The Corporation applies Accounting Principles Board Opinion ("APB") No. 25 and related interpretations in accounting for its employee stock options. Under APB No. 25, no compensation expense is recognized since the exercise price of the options is equal to the market price of the underlying stock on the date of the grant.

In addition, under the Corporation's Long-Term Incentive Program, USF&G awards shares of common stock to full-time officers based on three-year performance goals established by the Board of Directors. Compensation expense, determined under APB No. 25 as the number of shares to be issued at a given performance level times the current market price of the stock, is accrued over the three-year performance cycle. Net income for 1997 and 1996 included $6 million and $13 million, respectively, of compensation expense for LTIP awards.

Under the Management Plans and Broad-Based Plan, the Corporation may grant options to participating employees to purchase up to 16 million and 5 million shares of common stock, respectively. At December 31, 1997, 7 million and 1 million options were available for future grant under the Management Plans and Broad-Based Plan, respectively. Under all plans, the exercise price of each option equals the market price of USF&G's stock on the date of grant, and an option's maximum term is ten years. Options vest ratably over three years under the Management Plans, and vest after two years under the Broad-Based Plan.

Had compensation expense for these plans been determined based on the fair value of awards at the grant date, as prescribed by SFAS No. 123, net income and earnings per share would have been as follows:

                                        1997    1996   1995
                                       --------------------
Pro forma net income (in millions)     $ 182   $ 254  $ 205
Pro forma basic earnings per share      1.61    1.99   1.59
Pro forma diluted earnings per share    1.52    1.89   1.49
                                       --------------------
Note: The effects of applying SFAS No. 123 shown here are not likely to be representative of the effects in future years due to the exclusion of awards granted in prior years but vesting (and therefore expensed) in 1995, 1996 and 1997.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The weighted-average assumptions used for grants in each year were as follows:

                                          1997      1996      1995
                                       -------------------------------
Expected volatility                       21.1%     25.0%     25.4%
Dividend yield                            1.13%     1.24%     1.53%
Management Plans:
     Risk-free interest rates             6.52%     6.36%     7.25%
interest rates
     Expected lives                    5 years   7 years   7 years
Broad-Based Plan:
     Risk-free interest rates             6.35%     5.98%     7.07%
     Expected lives                    3 years   4 years   4 years
                                       -------------------------------

The Black-Scholes method is one of many models used to calculate the fair value of an option. Because the models are sensitive to changes in the different assumptions used, the effect on fair value estimates can be significant. Accordingly, the derived fair value of options cannot be substantiated by comparison to independent markets. The fair value also cannot be realized in immediate settlement.

A summary of the status of USF&G's stock option plans as of December 31, 1997, 1996 and 1995, and changes during the years ended on those dates are presented in the table below. The 1997 activity includes options granted pursuant to the merger agreement with Titan, in which the Corporation assumed 899,731 exercisable outstanding options, based on the exchange ratio applicable to the acquisition.
                                                       Weighted-Average
                                                               Exercise
                                               Shares             Price
                                           -----------------------------
Outstanding at January 1, 1997              9,101,408            $13.95
Granted                                     2,404,142             22.52
Granted in conjunction with acquistion        899,731             12.14
Exercised                                  (1,533,314)            13.20
Surrendered or canceled                      (873,341)            18.23
                                           -----------------------------
Outstanding at December 31, 1997            9,998,626            $15.58
                                           -----------------------------
Options exercisable at December 31, 1997    5,146,295            $13.24
                                           -----------------------------
Weighted-average fair value of options
     granted during 1997                                        $  5.66
                                           -----------------------------

                                                       Weighted-Average
                                                               Exercise
                                               Shares             Price
                                           -----------------------------
Outstanding at January 1, 1996              7,290,207            $12.97
Granted                                     3,363,988             14.63
Exercised                                    (910,396)            11.45
Surrendered or canceled                      (642,391)            15.30
                                           -----------------------------
Outstanding at December 31, 1996            9,101,408            $13.95
                                           -----------------------------
Options exercisable at December 31, 1996    3,714,777            $13.39
                                           -----------------------------
Weighted-average fair value of options
     granted during 1996                                        $  4.55
                                           -----------------------------

                                                       Weighted-Average
                                                               Exercise
                                               Shares             Price
                                           -----------------------------
Outstanding at January 1, 1995               5,908,451           $12.86
Granted                                      2,714,806            13.72
Exercised                                     (733,603)            7.33
Surrendered or canceled                       (599,447)           16.86
                                           -----------------------------
Outstanding at December 31, 1995             7,290,207           $12.97
                                           -----------------------------
Options exercisable at December 31, 1995     2,707,398           $12.82
                                           -----------------------------
Weighted-average fair value of options
     granted during 1995                                        $  4.63
                                           -----------------------------

The following table summarizes information about stock options outstanding at December 31, 1997:

Range of            Options Outstanding           Options Exercisable
Exercise                Remaining   Average                   Average
Price            Number     Life*   Price**         Number    Price**
              --------------------------------------------------------
$6.25-10      1,129,256      3.6     $ 9.19      1,129,256     $ 9.19
11-15         6,236,325      7.2      13.97      3,708,650      13.74
16-20           378,312      6.4      16.78        176,940      16.94
21-28         2,129,005      9.2      22.53          5,721      22.50
29-30.82        125,728      1.7      29.48        125,728      29.48
              --------------------------------------------------------
$6.25-30.82   9,998,626      7.1     $15.30      5,146,295     $13.24
              --------------------------------------------------------
*Represents the weighted-average remaining contractual life of options in years.
**Represents the weighted-average exercise price of options.

Under the terms of the merger agreement with St. Paul, all options outstanding as of the effective date of the merger and that were granted prior to January 19, 1998, will become fully vested and exercisable upon consummation of the merger.

Note 10 Retirement Benefits
10.1. Retirement plans
USF&G has noncontributory retirement plans covering most regular full-time employees of the Corporation and its affiliates. An employee's pension benefit is based on salary, years of service and Social Security benefits. USF&G makes contributions to the retirement plans based on amounts required to be funded under provisions of the Employee Retirement Income Security Act of 1974, as amended. The plans' funded status and amounts recognized in the consolidated financial statements were as follows:
                                        At December 31

(dollars in millions)                  1997      1996
                                      -------------------
Actuarial Present Value of:
  Accumulated benefit obligation       $410      $370
  Vested benefits                       392       355
                                      -------------------

Plan assets at fair value              $439      $379
Projected benefit obligation            427       385
                                      -------------------
  Funded status                          12        (6)
Unrecognized net loss                    91       105
Unrecognized prior service cost
     (benefit)                          (12)      (15)
Adjustment for minimum pension
     liability                           --        --
                                      -------------------
  Net prepaid pension cost            $  91     $  84
                                      -------------------
Actuarial Assumptions:
  Weighted-average discount rate       7.00%     7.50%
  Average rate of increase in future
    compensation levels                5.00      5.00
                                      -------------------
As a result of the lower interest rate environment, USF&G decreased the discount rate assumption as of December 31, 1997, which increased the accumulated benefit obligation. The expected long-term rate of return on assets was 8.5% for 1997, 1996 and 1995.

The assets held by the plan consist primarily of fixed-income and equity securities. USF&G classifies prepaid pension cost with other assets in the Consolidated Statement of Financial Position.

The components of net pension expense were as follows:

(in millions)                   1997    1996    1995
                               ------------------------
Service cost                    $  7    $  8    $  5
Interest cost                     29      28      27
Actual return on plan assets     (71)    (20)    (63)
Net amortization (deferral)       43      (4)     43
                               ------------------------
  Net periodic pension expense  $  8    $ 12    $ 12
                               ------------------------

10.2. Postretirement benefits
USF&G sponsors a defined-dollar postretirement health care (medical and dental) plan and noncontributory life insurance plan covering most regular full-time employees of the Corporation and its affiliates. USF&G's contributions and costs are determined based on the annual salary and the type of coverage elected by covered employees. USF&G's contributions to the plan are a percentage of plan costs based on age and service of employees at retirement. Additionally, the plan costs are capped at projected 1998 cost levels, and retiree contributions are increased for the total medical costs over the projected levels.

USF&G accrues the cost of health care, life insurance and other retiree benefits when the employees' services are rendered, and funds the health care and life insurance benefit costs principally on a pay-as-you-go basis.The plans' combined funded status and amounts recognized in the consolidated financial statements were as follows:

                                          At December 31
(in millions)                              1997    1996
                                         ----------------
Accumulated Postretirement Benefit
Obligation:
  Retirees                                  $43     $43
  Fully-eligible active plan participants     1       1
  Other active plan participants              8       7
                                         ----------------
                                             52      51
Plan assets at fair value                    --      --
                                         ----------------
  Unfunded obligation                        52      51
Unrecognized net (loss) gain                 (1)      2
                                         ----------------
  Accrued postretirement benefit costs      $51     $53
                                         ----------------

USF&G classifies accrued postretirement benefit costs with other liabilities in the Consolidated Statement of Financial Position.

Net periodic postretirement benefit costs consisted of $1 million of service cost and $4 million of interest cost for each of the years ended December 31, 1997, 1996 and 1995.

The weighted-average annual assumed rate of increase in per capita cost of covered benefits (i.e., medical trend rate) for the plans is 7.25 percent for 1998 and 1997, and is assumed to decrease to 5.25 percent in 2003 for participants age 65 or younger, and 7.00 percent for 1998 and 1997, decreasing to 5.25 percent for participants over age 65, and remain at that level thereafter. Increasing the assumed medical trend rate by one percentage point in each year would increase the accumulated postretirement benefit obligation by approximately $4 million and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year by less than $1 million. The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.00 percent and 7.50 percent at December 31, 1997 and 1996, respectively.

Note 11 Income Taxes
USF&G Corporation and its subsidiaries file a consolidated federal income tax return. Deferred tax liabilities or assets are recognized for the estimated future tax effects attributable to net operating loss carryforwards ("NOLs") and to temporary differences between the tax basis and GAAP basis of an asset or a liability. A valuation allowance is required if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax asset will not be realized.

At December 31, 1997, the net deferred tax asset of $317 million recorded by USF&G was supported by a combination of forecasted taxable income and a tax strategy that USF&G would implement to prevent NOLs from expiring. Based on the weight of positive and negative evidence, USF&G believes that it is more likely than not that it will be able to realize all of its deferred tax assets. Accordingly, no valuation allowance was provided at December 31, 1997.

11.1. Significant components of deferred tax assets and liabilities

                                                At December 31
(in millions)                                    1997    1996
                                               ----------------
Deferred Tax Liabilities:
  DPAC                                           $145    $146
  Net unrealized gains                             90      33
  Prepaid pension cost                             32      29
  Real estate                                      24      15
  Other invested assets                             5       4
  Other                                            38      37
                                               ----------------
    Total deferred tax liabilities                334     264
                                               ----------------
Deferred Tax Assets:
  Facilities exit costs                            48      51
  Unpaid losses and loss expenses                 220     228
  Future policy benefits                           66      59
  Unearned premiums                                52      54
  Foreign reinsurance                              48      47
  Postretirement benefits                          18      19
  Other                                            15      40
  NOLs                                            184     202
                                               ----------------
    Total deferred tax assets                     651     700
Valuation allowance for deferred tax assets        --       --
                                               ----------------
  Deferred tax assets, net of
      valuation allowance                         651     700
                                               ----------------
    Net deferred tax assets                      $317    $436
                                               ----------------

The components of the changes in the valuation allowance were recorded through shareholders' equity and operations, as follows:

(in millions)                                   1997   1996   1995
                                               ---------------------
Changes Recognized in Shareholders'Equity:
  Changes related to net unrealized
     (gains) losses                              $--   $ 95  $(147)
  Change related to minimum pension liability     --    (35)    13
                                               ---------------------
    Total changes recognized in
        shareholders' equity                      --     60   (134)
                                               ---------------------
Changes Recognized in Statement of Operations:
  Reduction for increased likelihood
     of realization                               --    (96)   (81)
  Other adjustments                               --     --      2
                                               ---------------------
    Total changes recognized in
      statement of operations                     --    (96)   (79)
                                               ---------------------
Total change in valuation allowance              $--   $(36) $(213)
                                               ---------------------

11.2. Income tax expense (benefit)
The components of the total income tax expense (benefit) were recorded through shareholders' equity and operations, as follows:

(in millions)                           1997   1996   1995
                                      ----------------------
Recorded in Shareholders' Equity:
  Benefit from deduction of employee
     stock options exercised            $ (5)   $(2)  $ --
  Deferred expense for change in
  unrealized gain on investments          57     33     --
                                      ---------------------
    Net expense recorded in
      shareholders' equity                52     31     --
                                      ---------------------
Recorded in Statement of Operations:
  Expense on net income                   84     (2)   (14)
  Benefit from distributions on
     capital securities                   (7)    --     --
                                      ---------------------
    Total expense (benefit) recorded
        in statement of operations        77     (2)   (14)
                                      ---------------------
Total income tax expense (benefit)
    recorded                            $129    $29   $(14)
                                      ---------------------

11.3. Components of provision for income taxes (benefit)

(in millions)                          1997    1996   1995
                                      ----------------------
Current tax                            $ 28     $ 8   $ 61
NOL utilization                         (18)     (5)   (56)
                                      ----------------------
Current tax, net of NOL utilization      10       3      5
Deferred tax (benefit)                   67      91     62
Tax benefit of capital securities         7      --     --
Adjustment of the beginning of the
    year valuation allowance             --     (96)   (81)
                                      ----------------------
    Provision for income taxes
      (benefit)                        $ 84    $ (2)  $(14)
                                      ----------------------
Income taxes paid                      $  7    $  5   $  5
                                      ----------------------

11.4. Reconciliation of taxes at federal rates to provision for income taxes (benefit)

(in millions)                          1997   1996    1995
                                      ----------------------
Tax at federal rates                   $102   $ 91    $ 68
Tax Effect (Benefit):
  Adjustment of the beginning of the
    year valuation allowance            --     (96)    (81)
  Tax-exempt interest income           (14)     (2)     (2)
  Other                                 (4)      5       1
                                      ----------------------
Provision for income taxes (benefit)  $ 84    $ (2)   $(14)
                                      ----------------------

11.5. Net operating loss carryforwards
At December 31, 1997, USF&G had NOLs
remaining for tax return purposes expiring in 2006. The amount and timing of recognizing the benefit of these NOLs depends on future taxable income and limitations imposed by tax laws. The approximate amounts of USF&G's NOLs on a regular tax basis and an alternative minimum tax ("AMT") basis at December 31, 1997 were as follows:

(in millions)                         Tax Return NOLs
                                     -----------------
Regular tax basis                                $525
AMT basis                                         393
                                     -----------------

Note 12 Reinsurance
USF&G reinsures portions of its policy risks with other insurance companies or underwriters, and assumes policy risks from other insurance companies and through participation in pools and associations. Reinsurance gives USF&G the ability to write larger risks and control its exposure to losses from catastrophes or other events that cause unfavorable underwriting results. USF&G's ceding reinsurance agreements are generally structured on a treaty basis whereby all risks meeting certain criteria are automatically reinsured. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policy. Reinsurance contracts do not relieve USF&G from its obligation to policyholders. Failure of reinsurers to honor their obligations could result in losses to USF&G. USF&G evaluates the financial condition of its reinsurers and monitors concentrations of credit risks arising from similar economic characteristics of the reinsurers to minimize its exposure to significant losses from reinsurer insolvencies.

At December 31, 1997 and 1996, property/casualty reinsurance receivables totaled $860 million and $794 million, respectively. Of these amounts, approximately $89 million and $95 million, respectively, were associated with the Workers' Compensation Reinsurance Bureau ("WCRB"), a single voluntary reinsurance association of primary workers' compensation insurers formed for the purpose of providing excess of loss reinsurance to its members. USF&G is a member of this pool. Each member is required to hold collateral, for the benefit of all member companies, in the form of investment-grade securities equaling 115 percent of the member's share of outstanding receivables of the WCRB. This collateral requirement mitigates the risk of the WCRB becoming insolvent. Risk of loss is minimal for the remainder of receivables due to similar pool arrangements with collateral requirements, other contracts where funds are withheld, or letters of credit maintained. Credit risk is also diversified among numerous reinsurers.

Additionally, USF&G has been active in the involuntary market as a servicing carrier whereby USF&G processes business for a pool but takes no direct underwriting risk because it is directly reimbursed for the cost of processing policies and settling any related claims. Servicing carrier receivables of $710 million and $661 million associated with this business are separately disclosed in the Consolidated Statement of Financial Position at December 31, 1997 and 1996, respectively.

In August 1996, F&G Life entered into a coinsurance contract with an unaffiliated life insurance company to cede a significant portion of F&G Life's block of single premium deferred annuities (the "broker SPDA block"). As part of the transaction, F&G Life transferred $932 million of investments and other assets to the coinsurer, and recorded a reinsurance receivable of $964 million. In December 1997, F&G Life entered into another coinsurance agreement with an unaffiliated life reinsurance company whereby F&G Life transferred approximately $144 million of investments and other assets to the reinsurer and recorded a reinsurance receivable of $131 million. These transactions had no material effect on USF&G's 1997 or 1996 net income. As of December 31, 1997, the addition of receivables under the 1997 contract, offset by surrender activity under the 1996 contract, reduced the reserves for the transferred annuity blocks and the related reinsurance receivable balances to $765 million. At December 31, 1997 and 1996, F&G Life's reinsurance receivables totaled $786 million and $782 million, respectively.

The effect of reinsurance on USF&G's premiums and losses was as follows:

                                      1997
                       Premiums       Losses  Unpaid  Unearned
(in millions)      Written  Earned  Incurred  Losses  Premiums
                   --------------------------------------------
Property/Casualty:
    Direct          $2,391  $2,386    $1,699  $4,703    $1,057
    Assumed            539     573       355   1,451        91
                   --------------------------------------------
    Gross            2,930   2,959     2,054   6,154     1,148
    Ceded             (478)   (414)     (260) (1,125)     (184)
                   --------------------------------------------
     Net             2,452   2,545     1,794   5,029       964
Life                   N/A     137       277   3,816       N/A
                   --------------------------------------------
  Total             $2,452  $2,682    $2,071  $8,845    $  964
                   --------------------------------------------

                                      1996
                      Premiums        Losses  Unpaid  Unearned
(in millions)      Written  Earned  Incurred  Losses  Premiums
                   --------------------------------------------
Property/Casualty:
    Direct          $2,401  $2,346    $1,721  $4,614    $  991
    Assumed            621     609       372   1,418       122
                   --------------------------------------------
    Gross            3,022   2,955     2,093   6,032     1,113
    Ceded             (383)   (369)     (225)  (987)      (120)
                   --------------------------------------------
     Net             2,639   2,586     1,868   5,045       993
Life                   N/A     145       313   3,552       N/A
                   --------------------------------------------
  Total             $2,639  $2,731    $2,181  $8,597    $  993
                   --------------------------------------------

                                      1995
                      Premiums        Losses  Unpaid  Unearned
(in millions)      Written  Earned  Incurred  Losses  Premiums
                   --------------------------------------------
Property/Casualty:
    Direct          $2,318  $2,253    $1,607  $4,675    $  945
    Assumed            634     637       436   1,422       110
                   --------------------------------------------
    Gross            2,952   2,890     2,043   6,097     1,055
    Ceded             (389)   (398)     (241)   (984)     (136)
                   --------------------------------------------
     Net             2,563   2,492     1,802   5,113       919
Life                   N/A     174       376   3,719       N/A
                   --------------------------------------------
  Total             $2,563  $2,666    $2,178  $8,832    $  919
                   --------------------------------------------

Included in assumed unpaid losses in the preceding tables are $18 million and $34 million related to loss portfolio transfer agreements at December 31, 1997 and 1996, respectively. USF&G has not entered into any such agreements to cede its unpaid losses.

Note 13 Financial Guarantees
As of December 31, 1997, USF&G was contingently liable for par value amounts totaling approximately $89 million on financial guarantee exposures ceded through reinsurance agreements with a monoline insurance company in which USF&G formerly had a minority ownership interest. In addition, USF&G has other financial guarantee obligations where the par value guaranteed totaled $3 million at December 31, 1997, maturing at various dates through 2005. USF&G has also committed, in connection with the sale of certain real estate mortgages, to assumption of the first $15 million in losses, if any, that would arise as a result of default on multi-family mortgages securitized as mortgage-backed securities.

Note 14 Legal Contingencies
USF&G's insurance subsidiaries are routinely engaged in litigation in the normal course of their businesses, including defending claims for punitive damages. As insurers, they defend third-party claims brought against their insureds, as well as defend themselves against first-party and coverage claims. Additionally, contingencies may arise from insurance regulatory matters and regulatory litigation matters (refer to Note 14.3).

In the opinion of management, such contingencies and the contingencies described below are not expected to have a material adverse effect on USF&G's consolidated financial position, although it is possible that the results of operations in a particular quarter or annual period would be materially affected by an unfavorable outcome.

14.1. Workers' compensation litigation
A series of class actions have been filed against the National Council on Compensation Insurance ("NCCI"), the insurance companies which served as servicing carriers in various states, and the National Workers' Compensation Reinsurance Pool ("NWCRP"). The complaints generally allege that the defendants conspired to fix servicing carrier fees at unreasonably high and noncompetitive levels thereby allegedly causing inflated deficits in the voluntary market, excessive expansion of the residual market and excessive contraction of the voluntary market. The plaintiffs generally seek unspecified compensatory and punitive damages and, in some cases, civil penalties, treble damages under state antitrust laws, and temporary and permanent injunctive relief. Plaintiffs' counsel in these cases have, from time to time, indicated that similar cases may be filed in other states. USF&G believes that it has meritorious defenses to each of the class actions and has determined to defend the actions vigorously. A determination of the outcome of these cases cannot be made at this time. Each of the currently pending cases is described below.

North Carolina: On November 24, 1993, N.C. Steel, Inc., and six other North Carolina employers filed a class action captioned N.C. Steel, Inc., et al., v. National Council on Compensation Insurance, et al., in the General Court of Justice, Superior Court Division, Wake County, North Carolina against the NCCI, North Carolina Rate Bureau, USF&G and eleven other insurance companies that served as servicing carriers for the North Carolina involuntary workers' compensation market. On January 20, 1994, the plaintiffs filed an amended complaint seeking to certify a class of all employers who purchased workers' compensation insurance in the State of North Carolina after November 24, 1989. On February 14, 1995, the trial court granted the defendants' motion to dismiss the complaint. The plaintiffs appealed, and on July 16, 1996, the North Carolina Court of Appeals affirmed the dismissal of the plaintiffs' first claim for relief, which is premised on alleged excessive rates, but reversed the trial court's decision to dismiss the plaintiffs' second claim for relief, which is premised on employers allegedly being improperly shifted from the voluntary market to the assigned risk market as a result of stricter underwriting caused by high residual market burdens. The parties are awaiting the decision of the North Carolina Supreme Court following a hearing of both issues on March 18, 1997.

South Carolina: On August 22, 1994, the Attorney General of the State of South Carolina filed a suit captioned State of South Carolina, County of Greenville, et al., v. National Council on Compensation Insurance, et al., in the County of Greenville, South Carolina against the NCCI, the NWCRP, USF&G and seven other insurance companies that served as servicing carriers for the South Carolina involuntary workers' compensation market. The Attorney General alleges that the conspiracy occurred for an unspecified period of time prior to January 1994. Discovery is underway in the case and a trial is scheduled for November 1998.

Kansas: On October 3, 1996, a Kansas employer filed a class action captioned Amundson & Associates Art Studies, Ltd., et al., v. National Council on Compensation Insurance, et al., in the District Court of Wyandotte County, Kansas against the NCCI and the insurance companies that acted as servicing carriers for the Kansas involuntary workers' compensation market. The defendants removed the case to the United States District Court for the District of Kansas, but on September 17, 1997, the federal District Court granted the plaintiff's motion to remand the case to the state court. The defendants have filed a motion to dismiss the case, and a hearing on that motion is scheduled for March 2, 1998. No trial date has yet been set.

Tennessee: On December 31, 1996, four Tennessee employers filed a class action captioned Jo Ann Forman, Inc., et al., v. National Council on Compensation Insurance, et al., in the Chancery Court of Marion County, Tennessee against the NCCI, NWCRP and the insurance companies that acted as servicing carriers for the Tennessee involuntary workers' compensation market. The defendants have filed a motion to dismiss the case and are awaiting the decision of the trial court following a hearing on July 14, 1997. No discovery has yet occurred.

Missouri: On February 20, 1997, six Missouri employers filed a class action captioned Atlas Reserve Temporaries, Inc., et al., v. Vanliner Insurance Co., et al., in the Circuit Court of Cole County, Missouri against the NCCI, USF&G and other insurance companies that acted as servicing carriers for the Missouri involuntary workers' compensation market. On August 26, 1997, the trial court denied the defendants' motion to dismiss the case, and the defendants appealed that decision. On September 26, 1997, the Missouri Court of Appeals denied the defendants' appeal. The defendants have moved for a change in venue. No discovery has yet occurred.

14.2. Shareholder lawsuits
On January 23 and February 2, 1998, two shareholders of USF&G filed separate suits against the Corporation captioned Sam Dickstein v. USF&G Corporation, et al., and Ethel Theodore v. USF&G Corporation, et al., in the Circuit Court for Baltimore City, Maryland. In these actions, the Corporation and some or all of its directors were named as defendants, along with St. Paul. The suits generally allege that the proposed merger agreement between USF&G and St. Paul is wrongful, unfair and harmful to USF&G's public shareholders and that USF&G's directors failed to: (1) undertake an adequate evaluation of USF&G's worth; (2) take adequate steps to enhance USF&G's value; (3) effectively expose USF&G to the marketplace; and (4) act independently to protect the interests of USF&G's shareholders. St. Paul is accused of aiding and abetting the alleged breaches of duty. The suits seek to have a plaintiff class certified of all shareholders of USF&G (excluding the individual defendants) and seek to enjoin the proposed merger and/or obtain monetary damages for the alleged conduct. USF&G believes the allegations in the suits are without merit, and is determined to defend the actions vigorously. A determination of the outcome of these cases cannot be made at this time.

14.3. Regulation
USF&G's insurance subsidiaries are subject to extensive regulatory oversight in the jurisdictions where they do business. From time to time, the insurance regulatory framework has been the subject of increased scrutiny. At any one time there may be numerous initiatives within state legislatures or state insurance departments to alter and, in many cases, increase state authority to regulate insurance companies and their businesses. It is not possible to predict the future impact of increasing regulation on USF&G's operations. (Additional information regarding regulatory matters may be found in Section 9, "Regulation", of Management's Discussion and Analysis of Financial Condition and Results of Operations.)

Note 15 Interim Financial Data (Unaudited)

(in millions except                 Quarter
per share data)         First   Second   Third  Fourth*
                   ------------------------------------
Revenues            1997 $845     $872    $828    $859
                    1996  867      858     871     902
                    1995  818      856     885     900
                   ------------------------------------
Net income          1997  $45      $47     $48     $54
                    1996   57       67      35     102
                    1995   49       46      49      65
                   ------------------------------------
Basic EPS**         1997 $.38     $.43    $.43    $.48
                    1996 $.43     $.52    $.26    $.84
                    1995  .39      .35     .37     .52
                   ------------------------------------
Diluted EPS**       1997 $.36     $.40    $.40    $.46
                    1996  .42      .50     .25     .79
                    1995  .36      .33     .36     .48
                   ------------------------------------
*The fourth quarter 1996 and 1995 results reflect tax benefits of $3 million and $15 million, respectively (refer to Note 11). The fourth quarter 1996 results also reflect $(30) million in facilities exit costs/(sublease income) as discussed in Note 1.13.
**The sum of quarterly income per share amounts may not equal the full year's amount due to stock issuances, repurchases and redemptions during presented periods.

Note 16 Information on Business Segments
USF&G's principal business segments are property/casualty insurance and life insurance.

16.1. Assets
The assets of the insurance operations are primarily investments. Foreign assets, consisting primarily of the assets of Afianzadora (refer to Note 1.14), are not material. Assets of the business segments were as follows:

                                    At December 31
(in millions)                        1997     1996
                                  -------------------
Property/casualty insurance       $11,204  $10,099
Life insurance                      4,478    4,204
Noninsurance operations and
    eliminations                      137      104
                                  -------------------
    Consolidated total            $15,819  $14,407
                                  -------------------

16.2 Operations
USF&G's insurance business is geographically diversified throughout North America. Reinsurance and noninsurance operations are located in the United States, Europe and various foreign countries. Foreign operations, in total, are not material. Summarized financial information for the business segments is as follows:



                                                                                   Income (Loss) from Operations
                                                        Revenues                        Before Income Taxes**
(in millions)                                  1997       1996      1995              1997      1996       1995
                                            ----------------------------------------------------------------------
Property/Casualty Insurance
Underwriting Results:
  Commercial Insurance Group                 $  936     $  954    $  876             $ (89)    $ (82)     $ (97)
  Family and Business Insurance Group           932        989       982               (71)     (147)      (119)
  Discover Re                                    29         22        25                 4         2          1
  F&G Re                                        459        480       490                30        52         43
  Surety Group                                  189        141       119                27         8         16
                                            -----------------------------------------------------------------------
    Property/casualty underwriting results    2,545      2,586     2,492               (99)     (167)      (156)
Net investment income*                          443        441       438               443       441        438
Net realized gains on investments*               12         63        14                12        63         14
Other                                             9         10        12               (27)     (106)       (42)
                                            -----------------------------------------------------------------------
  Total property/casualty insurance           3,009      3,100     2,956               329       231        254
                                            -----------------------------------------------------------------------
Life Insurance:
  Premium income                                137        145       174
  Net investment income                         253        269       306
  Net realized gains (losses) on investments     14        (57)        1
  Other                                          --         --         1
                                            -----------------------------------------------------------------------
    Total life insurance                        404        357       482                78        (8)        28
                                            -----------------------------------------------------------------------
Noninsurance operations and eliminations         (9)        41        21              (115)       36        (87)
                                            -----------------------------------------------------------------------
Consolidated total                           $3,404     $3,498    $3,459             $ 292     $ 259      $ 195
                                            -----------------------------------------------------------------------
*Net investment income and net realized gains (losses) on investments are not allocated to property/casualty business units.
**Income (loss) from operations before income taxes for 1996 included facilities exit (costs)/income by segment as follows:
Property/casualty, $(28) million; and Noninsurance operations, $70 million.


IV.   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
        FINANCIAL CONDITION AND RESULTS OF OPERATIONS



USF&G CORPORATION  Management's Discussion and Analysis of Financial Condition
                   and Results of Operations

This discussion provides management's assessment of financial results and material changes in financial position for USF&G Corporation (consolidated, "USF&G" or "the Corporation"), its two primary business segments - property/ casualty insurance and life insurance - and its investment portfolio. Property/ casualty insurance is written primarily by United States Fidelity and Guaranty Company ("USF&G Company"); life insurance and annuities are written primarily by Fidelity and Guaranty Life Insurance Company ("F&G Life"). Certain prior-year amounts have been reclassified to conform to the 1997 presentation.

In connection with, and because it desires to take advantage of, the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, USF&G cautions readers regarding certain forward-looking statements in the following discussion and in any other statement made by, or on the behalf of, USF&G, whether or not in future filings with the Securities and Exchange Commission. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments. Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond USF&G's control and many of which, with respect to future business decisions, are subject to change, especially in light of the proposed merger discussed in Section 1.5 of this Analysis. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, USF&G. USF&G disclaims any obligation to update forward-looking information.

As used in Sections 1 and 3 of this Analysis, "operating income" is defined as net income, excluding realized gains and losses on investments, reorganization severance, facilities exit (costs)/sublease income, income taxes and distributions on capital securities of subsidiary trusts. Operating income is presented in a manner which is not intended to conform with generally accepted accounting principles ("GAAP"). Management believes this presentation provides a meaningful understanding of the core drivers of an insurance company's operations. Operating income combines premiums earned, net investment income and other income and offsets these amounts by losses, loss expenses and policy benefits, underwriting, acquisition and operating expenses and interest expense. However, net realized gains on investments, reorganization severance, facilities exit (costs)/sublease income, income taxes and distributions on capital securities are significant components of net income and should be considered in assessing USF&G's overall financial performance. This operating income caption may not be comparable to other similarly titled measures of the Corporation or other companies and should not be construed as an alternative to income from continuing operations or cash flows from operating, investing or financing activities as determined in accordance with GAAP. A glossary of certain other terms used in this discussion can be found in Section 10; the terms are italicized the first time they appear in the text.

1. Consolidated Results
1.1. Summary of net income
The table below shows the major components of net income.

(in millions)                                1997    1996    1995
                                            ------------------------
Property/casualty insurance operations      $ 322    $213    $240
Life insurance operations                      64      49      27
Parent and noninsurance operations           (104)    (72)    (85)
                                            ------------------------
    Operating income                          282     190     182
Net realized gains on investments              15      44       7
Reorganization severance                       (5)    (17)     --
Facilities exit (costs)/sublease income        --      42       6
Income tax benefit, net                        --       2      14
Provision for income taxes                    (84)     --      --
Distributions on capital securities,
     net of tax                               (14)     --      --
                                            ------------------------
    Net income                              $ 194    $261    $209
                                            ------------------------

Property/casualty insurance segment results increased $109 million in 1997 when compared with 1996 due primarily to decreased catastrophe losses in 1997 and changes in the allocation of corporate non-underwriting expenses. From 1995 to 1996, the property/casualty segment's results decreased $27 million primarily as a result of increased catastrophe losses. Life insurance segment results improved in 1997 and 1996 due primarily to the combined effects of increased annuity sales and improved investment spreads on annuity and universal life products and lower expenses. (Refer to Section 3 of this Analysis.)

The results for the parent company and noninsurance operations for 1997 showed an increase in operating loss of $32 million when compared with 1996. This increase was primarily attributable to changes in the allocation of corporate non-underwriting expenses. At the end of 1996, the Corporation reevaluated its method of allocating non-underwriting expenses from the parent company to the business segments. Prior to 1997, corporate non-underwriting expenses were allocated to the property/casualty business units based primarily on written premiums. In 1997, these expenses were no longer allocated as it was determined that there is insufficient correlation between these expenses and the premiums generated. Management believes the latter approach provides a more meaningful understanding of each business unit's performance. This change increased parent and noninsurance operating loss and increased property/casualty operating income by $48 million in 1997, but had no effect on consolidated results.

From 1995 to 1996, the parent company and noninsurance operations showed a decrease in loss from operations of $13 million primarily due to reduced parent company expenses as a result of the Corporation consolidating its headquarters facilities (refer to Section 1.2 of this Analysis), and reduced interest expense due to the refinancing and repayments of certain corporate debt during 1996.

Net realized gains on investments in 1997 resulted primarily from sales and impairments of various real estate investments. In 1996, net realized gains on investments consisted primarily of a $78 million gain on the sale of USF&G's ownership interest in Chancellor Capital Management, Inc., and $40 million of impairment losses on certain real estate investments (refer to Section 5.3 of this Analysis).

The reorganization severance in 1996 resulted from the realignment of the field workforce under the reorganized business units (refer to Section 2 of this Analysis). The 1996 reserve was exhausted in 1997 upon completion of the reorganization plan. The 1997 charge for reorganization severance resulted from centralization of support functions and further consolidation of the field in response to worsening market conditions.

1.2. Facilities exit costs/sublease income
During 1994, USF&G developed and committed to a plan to consolidate its Baltimore headquarters facilities. The plan encompassed relocating all USF&G personnel residing at a downtown office building (the "Tower") to the Corporation's Mount Washington facilities in Baltimore. USF&G is obligated under the lease on the Tower through September 2009.

Implementation of the plan began in January 1995. The relocation of the Tower personnel began in mid-1996 and was completed in January 1997. Since 1995, $27 million of improvements have been made to the Mount Washington facilities, including reconfigured office spaces and an additional parking garage. The plan was completed by the end of 1997.

Facilities exit costs recorded in 1994 represented the present value of the rent and other operating expenses then estimated to be incurred under the Tower lease from the time USF&G vacated the Tower through the expiration of the lease in 2009. These costs did not consider any potential future sublease income, as such income was neither probable nor reasonably estimable at that time.

To the extent that additional or extended subleases are subsequently negotiated, the present value of income to be received over the term of those subleases is recognizable in the period such income becomes probable and reasonably estimable. Net income for 1996 and 1995 included $54 million and $6 million, respectively, of sublease income recognized as a result of USF&G's negotiation of subleases with new and existing tenants. Net income for 1996 also included a credit of $12 million related to reduced property tax assessments on the Tower which resulted from a settlement reached with the State of Maryland and the City of Baltimore in June 1996.

Additionally, USF&G devised and implemented a plan in 1996 to reorganize its branch system. This reorganization included the downsizing or closure of several offices. For those offices where USF&G continues to be responsible for the leases, the present value of the rent and other operating expenses estimated to be incurred over the life of the leases and related to unoccupied space, approximately $24 million, was recognized as facilities exit costs in 1996.

1.3. Income taxes
In 1997, USF&G began to record income tax expense through its Consolidated Statement of Operations, as it had fully recognized all of its deferred tax assets as of December 31, 1996. The financial statement recognition of tax expense or benefit is not necessarily an appropriate indicator of income taxes to be paid, however, as the Corporation has income tax net operating loss carryforwards ("NOLs") of $525 million available for regular tax purposes and $393 million for alternative minimum tax purposes remaining at the end of 1997. These carryforwards will be used to reduce income taxes payable in future years.

The realization of deferred tax assets is dependent, in whole or in part, upon the Corporation's ability to generate sufficient taxable income in future years. Future levels of net income and taxable income from the core insurance operations are dependent on several factors, including general economic and specific insurance industry conditions, such as competitive pressures, catastrophe losses, adverse loss experience, etc. Because of these risk factors, as well as other factors beyond the control of management, no assurance can be given that sufficient taxable income will be generated to realize the deferred tax assets. Management has considered various risk factors in reaching its conclusion that it is more likely than not that there will be sufficient future taxable income to result in the realization of the recorded $317 million net deferred tax asset. Based primarily upon the positive evidence associated with the recent trend of improved operating results, USF&G has also determined that a valuation allowance is not necessary at December 31, 1997.

USF&G's tax returns have not been reviewed by the Internal Revenue Service ("IRS") since 1989 and the availability of the NOLs could be challenged by the IRS upon review of returns through 1996. Management believes, however, that IRS challenges that would limit the recoverability of the net deferred tax asset are unlikely, and adjustments to the tax liability, if any, for years through 1997 will not have a material adverse effect on USF&G's financial position.

1.4. Capital securities of subsidiary trusts
In December 1996, January 1997 and July 1997, three business trusts wholly owned by USF&G issued a total of $300 million of USF&G-obligated mandatorily redeemable preferred capital securities. Distributions on these securities, net of tax, totaled $14 million in 1997. Proceeds from the first two issuances of the preferred capital securities were used to redeem the $4.10 Series A Convertible Exchangeable Preferred Stock ("Series A Preferred Stock"), resulting in annual after-tax savings of over $5 million compared with the dividends on the Series A Preferred Stock. Proceeds from the third issuance of preferred capital securities were used to repay intercompany loans and balances outstanding against the standby credit facilities.

1.5. Subsequent event
On January 19, 1998, The St. Paul Companies, Inc. ("St. Paul"), a Minnesota corporation, and USF&G announced the signing of a definitive merger agreement pursuant to which a wholly-owned subsidiary of St. Paul will be merged into USF&G. Completion of the transaction is subject to, among other things, approvals by the shareholders of USF&G and St. Paul, in addition to certain regulatory approvals, and is expected to occur in mid-1998.

If the merger is completed, the combined company will become the eighth-largest property/casualty company in the United States, based on 1996 net written premiums. The combined company will operate under the St. Paul name and be based in St. Paul, Minnesota.

While USF&G will continue to conduct business as a stand-alone company until such time as the merger is completed, there are risks that the pendancy of the merger will adversely affect USF&G's operations. Agency alliances, premium retention, productivity, product development and staff turnover may deteriorate despite management's efforts to maintain existing relationships. USF&G's 1998 results of operations could also be materially affected by merger-related costs, such as agency commission override programs, staff retention bonuses and transaction expenses. In addition, the merger agreement places certain limitations on USF&G's ability to execute certain capital and operational transactions without St. Paul's consent.

2. Strategic Overview
USF&G's operations are organized into a portfolio of businesses: the Commercial Insurance Group ("CIG"), the Family and Business Insurance Group ("FBIG"), the Specialty Businesses, and Life Insurance. This organization recognizes the groups' distinctly different strategies of growth and profitability. As individual businesses, each is able to develop its own distinct products, distribution channels, technology systems and field structures, and each is currently in its own stage of development, with a common focus on long-term strategic positioning.

2.1. CIG
CIG's strategy is to become a product-driven business, characterized by a relatively higher risk/higher return book of business, requiring specialized underwriting and risk management capabilities. Upon its base of commodity-like standard middle market commercial business, CIG is expanding its Excess & Surplus lines, and developing specialized product capabilities to penetrate higher-margin market segments.

CIG reorganized its field structures in 1996, shifting from a shared, broad-based field structure to one serving exclusively CIG target markets, producers and customers. In addition to its general underwriting offices, CIG operates separate business resource platforms individually dedicated to specific specialized businesses. CIG's products are distributed through multiple channels, including retail, wholesale and surplus lines brokers and agents.

Enabled by these operational initiatives, CIG is steadily shifting its mix of business from standard commercial products toward its Excess & Surplus lines and "specialty segments" (such as Commercial Real Estate, Financial Institutions, Government Entities and Technology), which management believes have profitable growth opportunities, though they require more specialized underwriting and entail greater risk. At the same time, CIG continues to institute various profit improvement initiatives in its core business areas, as well as to exit markets or restructure products where the profitability outlook is less favorable. This strategy prompted the decision to exit CIG's Commercial Trucking segment of business, commencing in the third quarter of 1997. Deteriorating market conditions and the difficulty in executing the desired underwriting strategy led management to decide to withdraw from this book of business, rather than to continue in an underperforming segment.

In December 1997, USF&G acquired TITAN Holdings, Inc. ("Titan"), a property/casualty company in San Antonio, Texas. Titan wrote $63 million of direct premium in the government entities market during 1997. This acquisition is expected to more than double CIG's business in that specialty segment in 1998.

Overall, CIG's ability to achieve premium growth, while at the same time maintaining desirable underwriting results, is expected to be difficult in the near future, given the intense price competition in the commercial lines markets.

2.2. FBIG
FBIG is principally a distribution-driven business consisting of small commercial, personal and non-standard auto lines. This group is generally characterized by a relatively lower risk/lower return book of business, and, with the exception of its exposure to natural catastrophes, can generate a stable and consistent source of earnings. FBIG's products are commodity-like, in that pricing, cost competitiveness and efficient processing are critical in gaining and retaining customers, as well as in achieving favorable underwriting results.

FBIG's non-standard auto business will grow in 1998 as a result of the Titan acquisition. Titan's non-standard auto direct premiums written totaled $146 million in 1997. Titan also provides FBIG's non-standard auto business with direct-marketing capability.

2.3. Specialty Businesses
USF&G's Specialty Businesses are relatively higher risk/higher return businesses, relying on market expertise and superior product/service value to succeed.

Discover Re
USF&G provides insurance, reinsurance and related services to the alternative risk transfer market through Discover Re Managers, Inc. ("Discover Re"), a wholly-owned subsidiary of USF&G Company. Discover Re provides products for self-insured companies and pools, as well as ceding to and reinsuring captive insurers. Because less premium is retained on captive business, net written premium may not rise as much as gross program premiums; however, the captive business is expected to generate significant fee income.

F&G Re
Assumed reinsurance business, which has traditionally been very profitable for USF&G, is managed by F&G Re, Inc. ("F&G Re"), a wholly-owned subsidiary of USF&G Company. Assumed reinsurance contracts are generally written through domestic and international reinsurance brokers, and cover a broad array of risks. F&G Re expanded its international presence in 1997 with the opening of an F&G Re representative office in Hong Kong, the acquisition of an 80 percent ownership interest in Ashley Palmer Limited, a Lloyd's of London managing agency, and investment in several Lloyd's of London underwriting syndicates. F&G Re's strategy is to manage its growth opportunistically, and only write business that meets its risk and profitability standards. In response to the intense pricing and market share competition in the assumed reinsurance business, this strategy has resulted in significant decreases in premium levels. This trend is expected to continue in 1998. The traditional reinsurance market is also beginning to see growing competition from the capital markets in the form of securitized insurance risks, which could affect F&G Re's competitive position.

Surety Group
The Surety Group provides contract and noncontract surety bonds to construction companies, commercial businesses and individuals. Over the last few years, the Surety Group has shifted its mix of business toward small and large contractor segments, which have historically been USF&G's most profitable surety segments, and generally produce stable underwriting profits.

In 1997, the Surety Group solidified its international presence through the successful integration of its 1996 acquisition, Afianzadora Insurgentes, S.A. de C.V. ("Afianzadora"), the largest surety bond company in Mexico. In 1998, the Surety Group will continue to explore the expansion of its international business. The Surety Group will also focus on growing its domestic market share, particularly in the western United States through its San Francisco office.

2.4. Life Insurance
Life insurance products are written through F&G Life, a wholly-owned subsidiary of USF&G Corporation. F&G Life's principal products are deferred annuities (including tax sheltered annuities), structured settlement annuities, and immediate annuities. In addition to annuities, F&G Life's sales strategy is beginning to concentrate more heavily on traditional life insurance products, as these products typically realize a higher margin.

In 1996, F&G Life completed the outsourcing of its policy administration and information services functions. The outsourcing of these functions provides significant operating benefits, including improved customer service and reduced per-policy operating costs.

Also in 1996, F&G Life entered into a coinsurance contract (the "1996 Coinsurance Contract") with an unaffiliated life insurance company to cede all of the remaining block of single premium deferred annuities ("SPDAs") that were originally sold through stock brokerage firms (the "broker SPDA block"). In 1997, another coinsurance contract was entered into with an unaffiliated life reinsurance company (the "1997 Coinsurance Contract"), whereby F&G Life ceded a portion of its structured settlement annuities written prior to 1994 to the coinsurer. These transactions removed from F&G Life's direct obligations underperforming blocks of business that had significant exposure to changes in current interest rates. The broker SPDA block was also subject to high surrender rates. F&G Life's profitability and cash flows have improved as a result.

2.5. Claim
In September 1996, USF&G opened a national Claim Reception Center (the "CRC") in Tampa. The CRC provides toll-free, 24-hour claim reporting service to customers and agents throughout the United States. The CRC processes approximately 80 percent of the total number of property/casualty claims submitted. Advanced telecommunications systems in place at the CRC facilitate rapid response time and enhanced data management, while the CRC's database of preferred contractors allows for quick and reliable claims service. The combination of these state-of-the-art systems in one center not only improves customer service, but should also reduce per-claim loss adjustment expenses. Further expansion of the CRC and its claim-processing capacity is planned in 1998.

3. Results of Operations
3.1. Property/casualty insurance
Property/casualty insurance operations, consisting of CIG, FBIG and Specialty Businesses, accounted for 88 percent of USF&G's consolidated revenues before net realized gains in 1997 and 1996, compared with 85 percent in 1995, as well as 71 percent and 70 percent of its consolidated assets at December 31, 1997 and 1996, respectively.

Financial highlights for the consolidated property/casualty insurance operations were as follows:

(in millions)                      1997    1996    1995
                                 -----------------------
Premiums written                 $2,452  $2,639  $2,563
Premiums earned*                  2,545   2,586   2,492
Net underwriting losses             (99)   (167)   (156)
Operating income                    322     213     240
                                 -----------------------
*See Glossary of Terms.

Property/casualty insurance segment underwriting results and operating income improved in 1997 when compared with 1996 due primarily to decreased catastrophe losses in 1997. Operating income also benefited from changes in the allocation of corporate non-underwriting expenses (refer to Section 1.1 of this Analysis).

A significant measurement of a property/casualty company's underwriting performance is its combined ratio, which is the sum of its loss ratio and expense ratio. Consolidated property/ casualty ratios, calculated based on statutory accounting practices and GAAP, were as follows:

                                  1997    1996     1995
                                 ------------------------
GAAP Underwriting Ratios:
    Loss ratio                    70.5%   72.3%    72.3%
    Expense ratio                 33.4    34.2     34.0
    Combined ratio               103.9   106.5    106.3
GAAP combined ratio, excluding
    catastrophe losses           102.9%  102.3%   103.8%
Statutory combined ratio         103.3%  105.6%   105.8%
                                 ------------------------

Overall, the combined ratios have improved more than 2 points since 1995. In addition to lower catastrophe losses and management actions to mitigate exposure to such losses, the improvement is a result of management's initiatives to improve the product/market mix, apply strict underwriting standards, and reduce underwriting and loss adjustment expenses.

Gross catastrophe losses totaled $28 million in 1997, compared with $114 million in 1996 and $71 million in 1995. These losses, net of losses ceded to reinsurers, were $26 million in 1997, $108 million in 1996 and $63 million in 1995. The majority of the catastrophe losses in 1997 were incurred from various windstorms, hailstorms, tornadoes and floods. Catastrophes in 1996 were the second-highest level of catastrophe losses ever experienced by USF&G and included severe winter storms and floods in the first quarter, and Hurricane Fran and a freak windstorm in Arizona in the third quarter. The 1995 catastrophe losses were primarily due to several hurricanes, as well as various hailstorms, tornadoes and floods, and the April 1995 bombing of the federal building in Oklahoma City.

The following table shows the major components of property/casualty premiums written and premiums earned.

                                  1997           1996             1995
                                Premiums       Premiums         Premiums
(in millions)                Written Earned  Written Earned  Written Earned
                             -----------------------------------------------
Gross voluntary              $2,189  $2,209  $2,194  $2,164  $2,138  $2,055
Ceded reinsurance              (260)   (211)   (127)   (135)   (154)   (154)
                             -----------------------------------------------
Net voluntary                 1,929   1,998   2,067   2,029   1,984   1,901
Pools and associations           56      57      42      55      51      75
Discover Re                      45      29      27      22      27      25
F&G Re                          414     459     499     480     512     490
Other premium adjustments         8       2       4      --     (11)      1
                             -----------------------------------------------
  Total property/casualty
       segment               $2,452  $2,545  $2,639  $2,586  $2,563  $2,492
                             -----------------------------------------------

Gross voluntary premiums represent business generated directly by CIG, FBIG and Surety. Gross voluntary premiums written in 1997 were generally flat when compared with 1996 due primarily to intense pricing competition in the property/ casualty industry, as well as the effects of commission rate actions in FBIG's personal lines and the exit from CIG's Trucking segment. The three percent growth in gross voluntary premiums written in 1996 when compared with 1995 was largely the result of management's strategies to grow business in targeted market segments. The increase in ceded premiums in 1997 related primarily to a new quota share reinsurance treaty entered into during the year (refer to Section 4.2 of this Analysis).

CIG
The following table shows underwriting results for CIG:

(in millions)                            1997     1996    1995
                                       -------------------------
Gross voluntary premiums written         $989   $1,013    $975
Net premiums written                      923      962     921
Underwriting loss                         (89)     (82)    (97)
GAAP Underwriting Ratios:
     Loss ratio                          76.3%    74.3%   75.6%
     Expense ratio                       33.2    34.3    35.5
     Combined ratio                     109.5   108.6   111.1
                                       -------------------------

CIG gross voluntary premiums written decreased two percent in 1997 when compared with 1996. Decreases in the standard middle market segments, due to competitive market conditions, and CIG's decision to withdraw from Trucking and other underperforming lines of business, were substantially offset by premium growth in the Excess & Surplus lines and CIG's Specialty Segments. The Excess & Surplus lines and Specialty Segments, which together represent 38 percent of CIG's 1997 gross premiums, grew 23 percent in 1997 when compared with 1996. The four percent increase in gross voluntary premiums written in 1996 when compared with 1995 was largely due to growth in Excess & Surplus lines and Specialty Segments as a result of management's initiatives to grow these higher-margin businesses and to shift away from standard commercial business.
This mix shift is expected to continue in 1998.

Underwriting results for CIG deteriorated $7 million in 1997 when compared with 1996, with a 2-point increase in the loss ratio over that period. Continued improvements in the expense ratio, which resulted primarily from management's efforts in the past two years to reduce and control costs, were offset in 1997 by a deterioration in market pricing, primarily in liability-intensive lines, and generally poor underwriting performance in Trucking. The Trucking segment had $85 million of gross voluntary premiums written and approximately $42 million of underwriting losses in 1997. In 1998, management expects to continue its cost-control initiatives and increase its specialty business mix in order to improve profitability. However, 1998 profitability will be pressured by the intensely competitive pricing environment and a commission override program implemented in February 1998 to incent agents to retain business with USF&G during the pendancy of the merger and the subsequent transition with St. Paul.

FBIG
The following table shows underwriting results for FBIG:

(in millions)                            1997     1996    1995
                                       -------------------------
Gross voluntary premiums written         $958   $1,007    $997
Net premiums written                      860      991     974
Underwriting loss                         (71)    (147)   (119)
GAAP Underwriting Ratios:
     Loss ratio                          75.0%    79.0%   74.5%
     Expense ratio                       32.6     35.9    37.6
     Combined ratio                     107.6    114.9   112.1
                                       -------------------------

FBIG gross voluntary premiums written decreased $49 million when compared with 1996 primarily due to intense competition in the personal lines and small commercial markets, as well as management's actions to lower the commission rates on most personal lines and some small commercial business, effective April 1, 1997. Net written premiums were further reduced by the ceding of $109 million of premium under a new personal lines quota share reinsurance treaty (refer to Section 4.2 of this Analysis). In 1998, small business premiums are expected to grow as management continues to emphasize this business, while non-standard auto premiums are expected to grow significantly as a result of the Titan acquisition.

FBIG's loss ratio improved 4.0 points in 1997 when compared with 1996 due primarily to decreased catastrophe losses. Excluding catastrophe losses, FBIG's underwriting results improved $18 million in 1997 and 1996, driven primarily by reduced expenses. The expense ratio improved 3.3 points in 1997 when compared with 1996 due primarily to the lower commission rates, as well as to continued expense management, which contributed to the 1.7 point decrease in the expense ratio in 1996. The benefits of expense management are expected to continue in 1998 as FBIG continues to realize the operating efficiencies resulting from the centralized underwriting and policy processing in its Centers for Agency Services, which were established in 1996. However, 1998 profitability will be pressured by the intensely competitive pricing environment for small commercial business and a commission override program implemented in February 1998 to incent agents to retain business with USF&G during the pendancy of the merger and the subsequent transition with St. Paul.

Specialty Businesses
Discover Re
The following table shows underwriting results for Discover Re:

(in millions)                            1997    1996    1995
                                       -------------------------
Gross program premiums                   $162    $129     $77
Net premiums written                       45      27      27
Service fees                               14      12       7
Underwriting gain                           4       2       1
GAAP Underwriting Ratios:
     Loss ratio                          70.2%   77.2%   79.7%
     Expense ratio                       14.1    12.4    16.9
     Combined ratio                      84.3    89.6    96.6
                                       -------------------------

Growth in Discover Re's captive business was the primary driver of increases in gross program premiums in 1997 when compared with 1996. Management is increasing its focus on captive business which, despite typically resulting in proportionally less retained premium, is expected to generate significant fee income compared with traditional alternative risk transfer products. In addition, changes to Discover Re's reinsurance program contributed to the increase in net written premium.

F&G Re
The following table shows underwriting results for reinsurance assumed through F&G Re:

(in millions)                            1997    1996    1995
                                       -------------------------
Net Premiums Written:
     Traditional risk                    $254    $326    $297
     Finite risk*                         160     173     215
                                       -------------------------
          Total premiums written         $414    $499    $512
                                       -------------------------
Underwriting gain                        $ 30    $ 52    $ 43
                                       -------------------------
GAAP Underwriting Ratios:
     Loss ratio                          64.0%   63.9%   70.2%
     Expense ratio                       29.4    25.4    21.0
     Combined ratio                      93.4    89.3    91.2
                                       -------------------------
*See Glossary of Terms.

The reinsurance industry suffers from severe pricing competition in both international and domestic markets. F&G Re's strategy to respond to pricing pressures by sacrificing premium volume when necessary to maintain its underwriting standards led to the 17 percent decline in net written premiums in 1997 when compared with 1996, and resulted in the relatively flat level of premiums in 1996 when compared with 1995. These pricing and premium volume issues led to declines in underwriting profitability in 1997 when compared with 1996. The increase in the expense ratio in 1997 when compared with 1996 is primarily due to product mix changes and the premium volume decrease in relation to fixed costs. The improvement in underwriting results in 1996 when compared with 1995 was primarily due to favorable loss experience and a mix shift toward typically higher-margin traditional risk reinsurance. With the current market conditions, F&G Re expects to experience a decline in assumed reinsurance premiums in 1998, which could adversely affect underwriting results.

Surety
The following table shows underwriting results for the Surety Group:

(in millions)                            1997    1996    1995
                                       -------------------------
Gross voluntary premiums written         $242    $174    $166
Net premiums written                      210     160     129
Underwriting gain                          27       8      16
GAAP Underwriting Ratios:
     Loss ratio                          35.5%   39.1%   36.5%
     Expense ratio                       50.3    54.9    49.8
     Combined ratio                      85.8    94.0    86.3
                                       -------------------------

Surety gross voluntary premiums written increased 39 percent in 1997 when compared with 1996, primarily due to growth in international surety business, which consists largely of the new business from Afianzadora. Afianzadora represented 24 percent of total Surety gross premiums written in 1997. The increase in premiums written in 1996 over 1995 was due primarily to increased penetration in the domestic contract surety business.

Afianzadora's underwriting results were included for the first time in 1997 after it was acquired in December 1996, and contributed $9 million of Surety's underwriting gain. Premium growth and generally improved loss experience in domestic contract surety also contributed to the improved 1997 underwriting results. The comparison of underwriting results between 1996 and 1995 was adversely impacted by unusually large contract surety losses in the first half of 1996.

3.2. Life insurance
Life insurance operations (F&G Life) represented 12 percent of USF&G's consolidated revenues before net realized gains in 1997 and 1996, compared with 14 percent in 1995. F&G Life also represented 28 percent of consolidated assets at December 31, 1997, compared with 29 percent at December 31, 1996.

Financial highlights for F&G Life were as follows:

(in millions)                     1997   1996   1995
                                 ----------------------
Sales                             $446   $427   $348
Premiums earned                    137    145    174
Net investment income              253    269    306
Operating income                    64     49     27
                                 ----------------------

F&G Life's premiums earned continued to decline in 1997, when compared with 1996 and 1995, primarily due to a reduction in sales of life contingent structured settlement annuities. Structured settlement annuities with life contingencies are recognized as premiums earned under GAAP. Non-life contingent contracts are recorded directly in the balance sheet on a deposit accounting basis, pursuant to Statement of Financial Accounting Standards ("SFAS") No. 97, "Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments". Structured settlement annuities are sold primarily to the property/casualty segment to settle insurance claims. The decline in sales of these annuities for 1997 and 1996 resulted from a higher-than-average level of structured settlement annuities which the property/casualty segment purchased in prior years as part of its efforts to settle older property/casualty claims. Structured settlement annuities sales are expected to grow in 1998 as F&G Life expands these products to external customers.

The declining trend in net investment income is primarily due to a lower asset base created by the transfer of approximately $918 million of F&G Life's fixed maturities under the 1996 Coinsurance Contract. Despite the decrease in premiums earned and net investment income, operating income for 1997 and 1996 increased when compared with 1996 and 1995, respectively, primarily due to improved investment spread management on annuity and universal life products and strong expense controls. Results for 1995 included $4 million of transition-related costs, including employee separation costs, as a result of F&G Life's agreement to outsource its information services and policy administration.

Sales
The following table shows life insurance and annuity sales (premiums and deposits) by distribution system and product type.

(in millions)                           1997    1996    1995
                                       ------------------------
Distribution System:
     Brokerage                          $268    $255    $125
     National wholesaler                  91      79      91
     Direct structured settlements        74      79     108
     Other                                13      14      24
                                       ------------------------
          Total                         $446    $427    $348
                                       ------------------------
Product Type:
     Single premium deferred annuities  $248    $231    $112
     Tax sheltered annuities              84      78      84
     Structured settlement annuities      74      79     108
     Other annuities                      23      27      30
     Life insurance                       17      12      14
                                       ------------------------
          Total                         $446    $427    $348
                                       ------------------------

The increasing growth trend in sales is primarily due to management's continued concentration on the expansion of its new and existing products and distribution channels. Despite this marketing emphasis, demand for its products is affected by fluctuating interest rates and the relative attractiveness of alternative investment, annuity or insurance products, as well as credit ratings. As a result, there is no assurance that the improved sales trend will continue. Total life insurance in force was $10.7 billion at December 31, 1997 and 1996.

Policy surrenders
Deferred annuities and universal life products are subject to surrender. Nearly all of F&G Life's surrenderable annuity policies allow a refund of the cash value balance less a surrender charge. The surrender charge varies by product. F&G Life's current product offerings have surrender charges that decline from nine percent in the first policy year to zero percent by the tenth policy year. Such built-in surrender charges discourage surrender in the early years of a policy.

Policy surrenders totaled $171 million in 1997, compared with $471 million and $587 million in 1996 and 1995, respectively. Surrender activity decreased significantly due to the coinsurance of the broker SPDA block. At the time of the 1996 Coinsurance Contract, the broker SPDA block had a current account value of approximately $964 million. As of December 31, 1997, surrender activity under the 1996 Coinsurance Contract had reduced the broker SPDA block benefit reserves and the related reinsurance receivable to $634 million.

F&G Life's profitability is expected to continue to grow in 1998 as the mix of sales continues to shift toward the higher-margin traditional life insurance products, and as management continues to focus on improving investment spreads and expense controls. However, the current low interest rate environment may make F&G Life's annuity products less attractive in the marketplace than alternative investment products, which could have an adverse effect on profitability.

4. Reserves and Surplus
The level of loss reserves for both current and prior years' claims is continually monitored and adjusted for changing economic, social, judicial and legislative conditions, as well as for changes in historical trends as information regarding such conditions and actual claims develops. Management believes that loss reserves are adequate, but establishing appropriate reserves, particularly with respect to environmental, asbestos and other long-term exposure claims or new products for which the Corporation has less historical information and experience, is highly judgmental and an inherently uncertain process. It is possible that, as conditions change and claims experience develops, additional reserves may be required in the future. There can be no assurance that such adjustments will not have a material adverse effect on USF&G's financial condition or results of operations.

4.1. Mass torts
USF&G categorizes long-term exposures where multiple claims relate to a similar cause of loss (excluding catastrophes) as "mass torts". Mass tort exposures include construction defect, environmental and asbestos claims.

Reserves for losses that have been reported and certain legal expenses are established on the "case basis". Bulk reserves are established, in addition to the case reserves, to reflect incurred but not reported losses and also provide for future development of case basis loss reserves. Total case and bulk reserves for these mass torts, net of ceded reinsurance, comprised approximately eight percent of the total net property/casualty reserves for unpaid losses and loss expenses at December 31, 1997 and ten percent at December 31, 1996.

The following tables set forth selected information for each of the major categories of mass torts, net of ceded reinsurance.

                                   Construction
(in millions)                            Defect   Environmental   Asbestos
                                  -----------------------------------------
Net reserves at December 31, 1994          $ 55            $329       $125
Losses incurred                               2              10         16
Claims paid                                 (17)            (27)        (5)
                                  -----------------------------------------
Net reserves at December 31, 1995            40             312        136
Losses incurred                              12              20          7
Claims paid                                 (12)            (24)        (8)
                                  -----------------------------------------
Net reserves at December 31, 1996            40             308        135
Losses incurred                              13              26         (4)
Claims paid                                 (16)            (30)        (5)
                                  -----------------------------------------
Net reserves at December 31, 1997          $ 37            $304       $126
                                  -----------------------------------------

                                       Net Reserves at
                                        December 31
(in millions)                         1997        1996
                                  ------------------------
Construction Defect:
     Case reserves                    $ 18       $  20
     Bulk reserves                      19          20
                                  ------------------------
          Total                       $ 37       $  40
                                  ------------------------
Environmental:
     Case reserves                    $ 72       $  60
     Bulk reserves                     232         248
                                  ------------------------
          Total                       $304        $308
                                  ------------------------
Asbestos:
     Case reserves                    $ 34       $  38
     Bulk reserves                      92          97
                                  ------------------------
          Total                       $126        $135
                                  ------------------------

In 1997 and 1996, both case and bulk reserve levels for environmental and asbestos have remained relatively flat. This stability is reflective of management's belief that USF&G's reserve position is adequate relative to its exposure to environmental and asbestos matters. USF&G's customer base generally does not include large manufacturing companies, which tend to incur most of the known environmental and asbestos exposures. Many of USF&G's environmental claims relate to small industrial or transportation accidents which individually are unlikely to involve material exposures. In addition, USF&G has traditionally been a primary coverage carrier, having written relatively little high-level excess coverage; therefore, liability exposures are generally restricted to primary coverage limits.

In 1997, approximately 50 percent of environmental claims paid related to matters under which a USF&G insured was a potentially responsible party ("PRP") under the Comprehensive Environmental Response, Compensation and Liability Act, commonly referred to as "Superfund", but many of these PRPs were only peripherally involved. In 1996 and 1995, respectively, 32 percent and 22 percent of the environmental claims paid related to Superfund. The increase from 1996 to 1997 related to an initiative by the Claim department to aggressively settle large and/or older environmental claims in order to contain loss adjustment expenses. At December 31, 1997, 36 percent of USF&G's environmental case reserves outstanding related to PRPs. (Refer to Section 9.4 of this Analysis.)

4.2. Reinsurance
USF&G reinsures portions of its policy risks with other insurance companies or underwriters. Reinsurance allows USF&G to obtain indemnification against losses associated with insurance contracts it has written by entering into a reinsurance contract with another insurance enterprise (the reinsurer). USF&G pays (cedes) premium to the reinsurer which in turn agrees to reimburse USF&G for a specified portion of any claims paid under the reinsured contracts. Reinsurance gives USF&G the ability to write certain individually large risks or groups of risks, and helps to control its exposure to losses by ceding a portion of such large risks.

In the second quarter of 1997, USF&G Company realigned its catastrophe reinsurance to reflect its strategic initiatives in FBIG and CIG. USF&G Company secured a 60 percent quota share treaty, covering losses and excluding loss expenses, for its personal lines residential property business (homeowners and dwelling/fire policies) which allows USF&G Company to limit its exposure to historically volatile underwriting losses in these lines. To further protect against catastrophe losses on the remainder of the FBIG residential property business, USF&G Company obtained an aggregate excess of loss treaty providing $15 million of coverage in excess of a $20 million annual aggregate deductible.

In addition, effective July 1, 1997, USF&G Company expanded its property catastrophe reinsurance coverage by reducing its retention from $75 million to $50 million and increasing its reinsurance coverage limit from $175 million to $250 million, providing protection against catastrophe losses in lines not covered by the personal lines quota share treaty.

The property catastrophe treaty provides the following coverage layers:

(in millions)
   Losses and Loss Expenses Incurred    Reinsurance
      Above        To and Including      Coverage
------------------------------------------------------
       $  50            $  75                50%
          75              250                90
         250              300                50
------------------------------------------------------

A Surety treaty provides the following coverage layers at December 31, 1997:

(in millions)
   Losses and Loss Expenses Incurred    Reinsurance
      Above        To and Including      Coverage
------------------------------------------------------
        $  5            $  30               100%
          30               70                95
------------------------------------------------------

Additionally, a property per risk treaty is in place which, after a $5 million annual aggregate deductible, provides coverage of $97 million in excess of USF&G Company's $3 million retention limit for CIG and FBIG's small commercial business.

The 1996 and 1997 Coinsurance Contracts represent significant reinsurance relationships for F&G Life, as discussed in Sections 2.4 and 3.2 of this Analysis.

4.3. Dividend restrictions
There are certain restrictions on payments of dividends by insurance subsidiaries that may limit USF&G Corporation's ability to receive funds from its subsidiaries. Under the Maryland Insurance Code, Maryland insurance subsidiaries, such as USF&G Company and F&G Life, must provide the Maryland Insurance Commissioner (the "Commissioner") with not less than thirty days' prior written notice before payment of an "extraordinary dividend" to its holding company. "Extraordinary dividends" are dividends which, together with any dividends paid during the immediately preceding twelve-month period, would be in excess of ten percent of the subsidiary's statutory policyholders' surplus as of the prior calendar year end. Extraordinary dividends may not be paid until either such thirty-day period has expired and the Commissioner has not disapproved the payment or the Commissioner has approved the payment within such period. In addition, ten days' prior notice of any other dividend must be given to the Commissioner prior to payment, and the Commissioner has the right to prevent payment of such dividend if it is determined that such payment could impair the insurer's surplus or financial condition.

During 1997, F&G Life, with the Commissioner's consent, paid extraordinary dividends to USF&G Corporation. Because any dividends paid during the immediately preceding twelve-month period are considered when determining whether future dividends constitute extraordinary dividends, any dividends which F&G Life would propose to pay in 1998 would be deemed extraordinary dividends and subject to the thirty-day notice period described above. Dividends of up to $146 million will be available for payment from USF&G Company to USF&G Corporation during 1998 without being deemed extraordinary. The application of the thirty-day notice requirement to any dividends of its subsidiaries is not expected to materially affect the liquidity of USF&G Corporation. Additional information regarding dividends paid to USF&G Corporation by its insurance subsidiaries may be found in Note 7.5, "Dividend restrictions", to the consolidated financial statements.

4.4. Capacity
A traditional measure of growth capacity for property/casualty insurers is the ratio of premiums written to statutory policyholders' surplus. At the end of 1997, USF&G Company's premium-to-surplus ratio was 1.5:1, compared with 1.8:1 and 1.7:1 at the end of 1996 and 1995, respectively. Insurance regulators generally accept a ceiling for this ratio of 3.0:1; therefore, at its current ratio, USF&G has the capacity to grow by writing new business.

4.5. Risk-based capital
The National Association of Insurance Commissioners ("NAIC") has adopted model regulations which establish minimum capitalization requirements using a "risk-based capital" formula. These regulations define four levels at which corrective action must be taken: (1) the "company action level", at which the company must submit a comprehensive financial plan with specific proposals to address certain financial problems; (2) the "regulatory action level", at which the appropriate regulatory authorities will perform a financial analysis and order certain corrective actions; (3) the "authorized control level", at which the regulatory authorities may place the company under regulatory control; and
(4) the "mandatory control level", at which the regulatory authorities must place the company under regulatory control.

Application of these levels depends upon the insurer's "adjusted risk-based capital" as a percentage of the "minimum risk-based capital". Risk-based capital is calculated after adjusting capital for credit, market, underwriting, off-balance sheet and other risks inherent in certain assets, liabilities and business of the insurer. Various levels of corrective actions are required if the adjusted risk-based capital is less than 200 percent of the authorized control level risk-based capital.

USF&G Company had adjusted risk-based capital of $1.3 billion at December 31, 1997 and 1996, which represented 304 percent and 286 percent, respectively, of the authorized control level risk-based capital. F&G Life had adjusted risk-based capital of $261 million and $294 million at December 31, 1997 and 1996, respectively, which represented 421 percent and 467 percent, respectively, of the authorized control level risk-based capital at those dates. Accordingly, as of the dates indicated, both USF&G Company and F&G Life had adjusted risk-based capital significantly above the levels which would require corrective action.

5. Investments
USF&G maintains an investment mix concentrated in high-quality fixed-income securities. The acquisition of Titan in December 1997 added $256 million to total investments. Also contributing to the increase in total investments was a $214 million increase in unrealized gains on fixed maturities. Increased activity under USF&G's securities lending program resulted in a $387 million increase in other invested assets. The following table shows the distribution of USF&G's investment portfolio.

                                      At December 31
(dollars in millions)                  1997     1996
                                     ------------------
Total investments                    $10,944  $10,076
                                     ------------------
Fixed maturities available for sale       78%      81%
Common and preferred stocks               --       --
Short-term investments                     5        5
Mortgage loans and real estate             9       10
Other invested assets                      8        4
                                     ------------------
     Total                               100%     100%
                                     ------------------

5.1. Investment strategy
USF&G's primary objective is to maintain a high-quality investment portfolio structured to maximize returns consistent with the financial goals of each business segment while operating within approved policy guidelines and maintaining sufficient liquidity to fund cash disbursements. Investment policies and strategies are approved by senior management and reviewed by the Board of Directors. Sophisticated proprietary financial modeling systems are employed in the management of the assets. Investment activities are managed based on the individual requirements of the property/casualty and life insurance segments and the characteristics of each segment's underlying liabilities.

The following table shows the distribution of the investment portfolio for the property/casualty insurance segment.

                                       At December 31
(dollars in millions)                  1997     1996
                                    --------------------
Total investments                    $7,495    $6,860
                                    --------------------
Taxable fixed maturities                 60%       76%
Tax-exempt fixed maturities              15         5
Common and preferred stocks               1        --
Short-term investments                    6         7
Mortgage loans                            5         4
Real estate                               3         3
Other invested assets                    10         5
                                    --------------------
     Total                              100%      100%
                                    --------------------

The property/casualty investment strategy encompasses factors such as risk, duration, return and regulatory requirements. The real estate strategy has been and continues to be to reduce equity real estate holdings and reinvest in commercial mortgage loans. The fixed maturity strategy previously emphasized holdings of investment-grade corporate bonds with maturities that best matched the property/casualty segment's liability structure. As this segment's income tax position has changed as a result of profitability and the depletion of its NOLs, the focus has turned toward investing available cash flows into a higher proportion of tax-exempt securities in order to maximize after-tax investment income.

The following table shows the distribution of the investment portfolio for the life insurance segment.

                                      At December 31
(dollars in millions)                 1997      1996
                                    --------------------
Total investments                   $3,415    $3,174
                                    --------------------
Taxable fixed maturities                84%       83%
Common and preferred                    --        --
stocks
Short-term investments                   3         5
Policy loans                             2         2
Mortgage loans                           8         5
Real estate                              3         5
Other invested assets                   --        --
                                    --------------------
     Total                             100%      100%
                                    --------------------

The life insurance investment strategy also encompasses factors such as risk, duration, return and regulatory requirements, and the real estate strategy is consistent with that of the property/casualty segment. The focus going forward will be to maintain a close duration match by product line through explicitly investing new premium cash flows to match new liabilities. The portfolio mix will remain relatively stable with a continued emphasis on noncallable corporate bonds and limited exposure to high-yield bonds and mortgage-backed securities.

5.2. Net investment income
The following table shows the components of net investment income.

(dollars in millions)                   1997    1996     1995
                                       -------------------------
Net investment income from:
     Taxable fixed maturities           $550    $626     $658
     Tax-exempt fixed maturities          43       4        6
     Common and preferred stocks           1       3        4
     Short-term investments               32      20       23
     Mortgage loans and real estate       69      48       46
     Other investment income, net of
        interest expense on funds held    11      19       13
                                       -------------------------
          Total investment income        706     720      750
Investment expenses                      (15)    (15)     (17)
                                       -------------------------
     Net investment income              $691    $705     $733
                                       -------------------------
Average annualized yields:
     Total investments                   7.0%    6.9%     6.9%
     Fixed maturities                    7.3%    7.3%     7.4%
                                       -------------------------

Investment income declined in 1997 and 1996 primarily due to the decrease in average invested assets which resulted from the transfer of fixed maturities related to the 1996 Coinsurance Contract (refer to Section 2.4 of this Analysis). The property/ casualty segment mix shift to tax-exempts is evident by the related increase in tax-exempt net investment income. Although yields on tax-exempt securities are lower than those on taxable securities, the significant tax savings from these investments will result in higher after-tax investment income than would be possible with a portfolio consisting primarily of higher-yielding taxable bonds. The increase in interest income from short-term investments is a result of higher average investment balances and the inclusion in 1997 of $9 million of short-term investment income earned by Afianzadora. Investment income on mortgage loans and real estate for 1997 reflected the strategy of reducing equity real estate holdings and reinvesting in commercial mortgage loans collateralized by income-producing real estate. Other investment income in 1997, 1996 and 1995 included $17 million, $19 million and $26 million, respectively, of income related to USF&G's share of earnings from an equity interest in RenaissanceRe Holdings, Ltd. ("RenaissanceRe"), a property reinsurance company in Bermuda. Future income from the investment in RenaissanceRe is subject to volatility and exposure to catastrophe losses and other risks inherent in the property/ casualty reinsurance industry. Also netted against other investment income was interest credited to funds held on reinsurance contracts of $21 million, $20 million and $31 million in 1997, 1996 and 1995, respectively.

5.3. Net realized gains on investments

(in millions)                           1997    1996    1995
                                       ------------------------
Net Gains (Losses) on Sales:
     Fixed maturities                   $  3    $(12)   $  6
     Common and preferred stocks          --      79       4
     Mortgage loans and real estate       34      17       2
     Other                                14      18      18
                                       ------------------------
          Net gains on sales              51     102      30
Impairments                              (36)    (58)    (23)
                                       ------------------------
          Net realized gains
             on investments             $ 15    $ 44    $  7
                                       ------------------------

Realized gains on sales of mortgage loans and real estate primarily relate to sales of equity real estate. In 1997, these sales consisted of twelve operating properties and five nonincome-producing land investments. Realized gains on common and preferred stocks in 1996 were largely the result of a $78 million gain on the sale of USF&G's ownership interest in Chancellor Capital Management, Inc. Other realized gains in 1997, 1996 and 1995 related primarily to USF&G's share of gains from its equity in certain venture capital-type limited partnerships.

Impairment adjustments in 1997 and 1996 related primarily to equity real estate. During 1997, the business strategy for a land development project was revised to accelerate the period of time over which the assets will be disposed. Additionally, management changed its intent regarding an investment in a retail center, such that the asset was deemed held for sale and written down to market value. As a result, a $21 million impairment in the carrying values of these investments was recorded to state these assets at fair value. Similar impairments of $40 million were made in 1996 in the carrying values of other equity real estate investments. In each year, impairment adjustments were also taken on certain fixed maturities and other assets. These impairments relate to specific assets and are realized when the decline in fair value is deemed other than temporary, or when the fair value is significantly less than book value and it is probable that the asset will be sold before any recovery in value can occur.


5.4. Unrealized gains (losses)
The components of the changes in unrealized gains (losses) were as follows:

(in millions)                           1997    1996    1995
                                       ------------------------
Fixed maturities available for sale     $214   $(242)  $ 524
Deferred policy acquisition costs and
    policy benefits adjustment           (48)     54    (106)
Common and preferred stocks               (2)      2       4
Foreign currency and other                (2)     10      (4)
                                       ------------------------
     Total change in unrealized
        gains (losses) before taxes      162    (176)    418
Deferred tax on net unrealized gains     (57)    (33)     --
                                       ------------------------
     Net change in unrealized
        gains (losses)                  $105   $(209)  $ 418
                                       ------------------------

Fluctuations in the unrealized gains and losses on fixed maturities are primarily a result of fluctuating interest rates. Yields on U.S. Treasuries with 2- to 30-year maturities decreased an average of 49 basis points in 1997, increased an average of 78 basis points during 1996, and fell an average of 235 basis points in 1995. As a result, the net unrealized gain on fixed maturities available for sale at December 31, 1997 was $312 million, compared with net unrealized gains of $98 million and $340 million at December 31, 1996 and December 31, 1995, respectively. Also affecting the 1995 change in unrealized gains on fixed maturities was the 1995 reclassification of the entire "held to maturity" fixed maturity portfolio to "available for sale". Unrealized gains and losses on fixed maturities are offset by related changes in the deferred policy acquisition costs ("DPAC") and policy benefits adjustment, which represents the amount by which the life insurance segment's DPAC would be adjusted if the unrealized gains on the related assets were realized. The DPAC and policy benefits adjustment was a loss of $67 million at December 31, 1997, compared with losses of $19 million and $73 million at December 31, 1996 and 1995, respectively. The tax effect on net unrealized gains was $90 million and $33 million, at December 31, 1997 and 1996, respectively. The tax effect on net unrealized gains (losses) at December 31, 1995 was offset by the deferred tax asset valuation allowance, pursuant to SFAS No. 109. This valuation allowance was eliminated in 1996 (refer to Section 1.3 of this Analysis).

5.5. Fixed maturity investments
The following table details the composition of the fixed maturity portfolio.

(in millions)                            1997  Percent     1996  Percent
                                       -----------------------------------
Corporate and other
    investment-grade bonds             $3,927       48%  $4,673       58%
Mortgage-backed securities              1,392       17    1,464       18
Asset-backed securities                   664        8      731        9
U.S. Government bonds                     497        6      334        4
High-yield bonds                          599        7      548        7
Tax-exempt bonds                        1,104       14      316        4
                                       -----------------------------------
     Total fixed maturities at
          amortized cost                8,183      100%   8,066      100%
Total market value of fixed maturities  8,495             8,164
                                       -----------------------------------
Net unrealized gains                   $  312            $   98
                                       -----------------------------------
Percent market-to-amortized cost                   104%              101%
                                       -----------------------------------

Decreasing interest rates, which result in higher bond prices, were responsible for the improvement in the overall market-to-amortized cost ratio between years.

While subject to prepayment risk, credit risk related to USF&G's mortgage-backed securities portfolio at December 31, 1997 is believed to be minimal since 99 percent of such securities had AAA ratings or were collateralized by obligations of the U.S. Government or its agencies. The net proceeds from sales, maturities and repayments in 1997 were predominately reinvested in tax-exempt bonds. In 1996, proceeds were reinvested in both corporate investment-grade and tax-exempt bonds. Investment-grade bonds, including debt obligations of the U.S. Government and its agencies, comprised 93 percent of the portfolio at December 31, 1997 and 1996. The following table shows the credit quality of the long-term fixed maturity portfolio at December 31, 1997.

                                                   Percent
                                                Market-to-
                      Amortized         Market   Amortized
(in millions)            Cost  Percent   Value        Cost
                      --------------------------------------
U.S. Government and
  U.S. Government      $1,872      23%  $1,913         102%
  Agencies
AAA                     1,548      19    1,607         104
AA                      1,136      14    1,186         104
A                       1,894      23    1,968         104
BBB                     1,134      14    1,189         105
BB                        246       3      259         105
B                         352       4      372         106
CCC and lower               1      --        1         100
                      --------------------------------------
     Total             $8,183     100%  $8,495         104%
                      --------------------------------------

Information on credit quality is based upon the higher of the rating assigned to each issue by either Standard & Poor's or Moody's. Where neither Standard & Poor's nor Moody's has assigned a rating to a particular fixed maturity issue, classification is based on (1) ratings available from other recognized rating services; (2) ratings assigned by the NAIC; or (3) an internal assessment of the characteristics of the individual security, if no other rating is available.

High-yield investments generally involve a greater degree of risk than investment-grade securities. Expected returns should, however, compensate for the added risk. USF&G attempts to minimize the risks associated with high-yield investments by limiting the exposure to any one issuer and by closely monitoring the creditworthiness of such issuers. At December 31, 1997, USF&G's five largest investments in high-yield bonds totaled $65 million in amortized cost and had a market value of $66 million. USF&G's largest single high-yield bond exposure represented five percent of the high-yield portfolio and less than one percent of the total fixed maturity portfolio.

5.6. Real estate
The table below shows the components of USF&G's real estate portfolio.

                                At December 31
(in millions)                   1997     1996
                               ----------------
Mortgage loans                  $641     $406
Equity real estate               336      554
                               ----------------
     Total                      $977     $960
                               ----------------

The increase in the real estate portfolio in 1997 was due to new mortgage loan originations, offset in part by equity real estate sales and mortgage loan prepayments. In addition, $17 million of mortgage loans were added as a result of the Titan acquisition. Mortgage loan originations in 1997 and 1996 consisted of fixed-rate loans collateralized by apartment and office properties. The equity real estate sales in 1997 included twelve operating properties and five nonincome-producing land investments. The operating property sales included a $148 million portfolio sale of eight office properties. These sales were consistent with USF&G's continued strategy to reduce risk and increase yields in the real estate portfolio by selling equity real estate when it is advantageous to do so and reinvesting the proceeds in medium-term mortgage loans.

USF&G's real estate investment strategy emphasizes diversification by geographic region and property type. The diversification of USF&G's mortgage loan and real estate portfolio was as follows:

                                At December 31
                                1997     1996
                               -----------------
Geographic Region:
     Pacific/Mountain             27%      31%
     Mid-Atlantic                 16       23
     Midwest                      16       17
     Southeast                    16       16
     Northeast                    13        5
     Southwest                    12        8
                               -----------------
Type of Property:
     Apartments                   41%      24%
     Office                       30       46
     Land                         15       17
     Retail/other                  7        8
     Industrial                    7        5
                               -----------------

The shift in office properties and apartments is the result of the $148 million office portfolio sale and the funding of several loans collateralized by apartments.

At December 31, 1997, USF&G's five largest real estate investments had a carrying value of $282 million. The largest single investment was a land development project located in San Diego, with a carrying value of $93 million, or nine percent of the total real estate portfolio.

Mortgage loans and real estate are evaluated on a quarterly basis as part of management's asset quality review process. This process ensures that the financial and operating aspects of a property's performance are closely monitored, analyzed and acted upon if appropriate. Although USF&G anticipates that any sales of real estate will be in an orderly fashion as and when market conditions permit, if USF&G were required to dispose of a significant portion of its real estate in the near term, it is possible that it would recover amounts less than the related carrying values.

6. Financial Condition
6.1. Assets
USF&G's assets totaled $15.8 billion at December 31, 1997, compared with $14.4 billion at the end of 1996. This increase is primarily due to the addition of $577 million of assets related to Titan, including $157 million of goodwill included in other assets, and an increase in the market value of fixed maturity investments classified as available for sale (refer to Section 5.4 of this Analysis). Additionally, there was a $387 million increase in funds held as collateral under USF&G's securities lending program, which are recorded as an increase to both other invested assets and other liabilities, respectively, in the Consolidated Statement of Financial Position.

6.2. Debt
USF&G's corporate debt totaled $516 million at December 31, 1997, compared with $477 million at December 31, 1996. The increase in corporate debt is mainly attributable to $35 million outstanding on USF&G's committed, standby credit facility at December 31, 1997. These funds were used to refinance outstanding receivables related to an insurance premium finance company acquired in the Titan acquisition. During 1996, $114 million was drawn against a credit facility to fund the repayment of the 5 1/2% Swiss Franc Bonds which matured in January 1996, and to repurchase approximately $39 million in outstanding Zero Coupon Convertible Notes. That balance was paid down during 1996 with excess corporate cash and proceeds from the issuance of capital securities (refer to Section 6.3 of this Analysis).

6.3. Shareholders' equity
USF&G's shareholders' equity totaled $2.1 billion and $2.0 billion at December 31, 1997 and 1996, respectively. The increase was primarily due to the addition of $194 million of net income in 1997 and the $105 million increase in net unrealized gains on investments and foreign currency, and was partially offset by the redemption of $200 million, or the entire outstanding balance, of USF&G's Series A Preferred Stock.

During 1997, USF&G redeemed substantially all of the remaining outstanding shares of its Series A Preferred Stock for $200 million cash, using the proceeds from the first two issuances of the capital securities (refer to Section 1.4 of this Analysis). During 1996, USF&G issued 2.1 million shares of common stock as a result of the redemption of all of its outstanding $10.25 Series B Cumulative Convertible Preferred Stock ("Series B Preferred Stock). Since 1994, USF&G has issued a total of 26 million shares of common stock related to the conversion of the Series B Preferred Stock and the $5.00 Series C Cumulative Convertible Preferred Stock ("Series C Preferred Stock"). These redemptions and conversions have resulted in annual savings of over $32 million (net of after-tax distributions on capital securities and expected dividends on shares of common stock issued on conversion), compared with the dividends on the Series A, Series B and Series C Preferred Stock.

In December 1996, $100 million of capital securities were issued in a private placement transaction. In January and July 1997, a total of $200 million of capital securities were issued in public offerings, bringing total capital securities, net of issuance costs, to $296 million outstanding at December 31, 1997. The proceeds from the first two issuances were used to redeem all of the outstanding shares of Series A Preferred Stock. Proceeds from the third issuance were used to repay intercompany loans and balances outstanding against the committed, standby credit facilities. During 1996, USF&G announced a plan to repurchase up to 13.3 million shares of the Corporation's common stock and common stock equivalents. As of December 31, 1996, 8.6 million shares had been repurchased. The program was completed during the first half of 1997 with the purchase of an additional 4.7 million shares. As a result of the pendancy of the merger with St. Paul, USF&G has suspended repurchases of its common stock.

No minimum pension liability was recorded in 1997 or 1996. The need to record a minimum pension liability and changes in unrealized gains and losses are significantly affected by interest rate movements, which are beyond the control of management. Consequently, no assurance can be given that the minimum pension liability will not be reestablished in the near future, or that unrealized losses on investments available for sale will not result in significant reductions of shareholders' equity.

7. Liquidity
Liquidity is a measure of an entity's ability to secure enough cash to meet its contractual obligations and operating needs. USF&G requires cash primarily to pay policyholders' claims and benefits, debt and dividend obligations, and operating expenses. USF&G's sources of cash include cash flow from operations, credit facilities, marketable securities and sales of other assets. Management believes that internal and external sources of cash will continue to exceed USF&G's short-term and long-term operating needs.

7.1. Cash flow
USF&G had cash flow from operating activities of $145 million, $330 million and $399 million for the years ended December 31, 1997, 1996 and 1995, respectively. The decline in operating cash flows in 1997 was due primarily to an increase in cash outflows for net reinsurance activity, which was largely the result of an $82 million decrease in net cash flows from F&G Re due to declines in premiums assumed (refer to Section 3.1 of this Analysis) and a $49 million net cash outflow related to the personal lines quota share treaty (refer to Section 4.2 of this Analysis). The decline of cash flows from operating activities for 1996 compared with 1995 was due primarily to the unusually high level of catastrophe losses paid in 1996 (refer to Section 3.1 of this Analysis) and the decline in net investment income collected (refer to Section 5.2 of this Analysis). The 1996 decrease in cash flows from net reinsurance activity relates to ceding of Discover Re's increased captive business, but is offset by an increase in the related direct premiums collected.

In addition, deposits and withdrawals of universal life and investment contracts, such as annuities, which for GAAP reporting purposes are considered financing activities, had net cash inflows of $251 million in 1997 compared with net cash outflows of $97 million in 1996 and $349 million in 1995. These net cash outflows related primarily to SPDA surrender activity and decreased as a result of the 1996 Coinsurance Contract. Cash flows are expected to continue to benefit in the future from the 1996 Coinsurance Contract, which significantly reduced F&G Life's exposure to cash outflows for surrender activity.

7.2. Credit facilities
For general corporate purposes, USF&G maintained two committed, standby credit facilities with a group of foreign and domestic banks totaling $450 million at December 31, 1997. A facility in place for $200 million will expire in December 1998 and the remaining facility will expire in 2002. These facilities permit either borrowing of funds or letter of credit issuances. Borrowings at December 31, 1997 totaled $35 million. The credit agreements contain restrictive covenants pertaining to indebtedness, tangible net worth, liens and other matters. USF&G was in compliance with the covenants contained in these agreements at December 31,1997. USF&G expects to refinance approximately
$145 million of 7% Senior Notes due in May 1998.

8. Contingencies
8.1. Legal contingencies
USF&G's insurance subsidiaries are routinely engaged in litigation in the normal course of their businesses, including defending claims for punitive damages. As insurers, they defend third-party claims brought against their insureds, as well as defend themselves against first-party and coverage claims. In addition to such litigation, USF&G Corporation and its subsidiaries are subject to other litigation and claims in the ordinary course of their businesses. Additional information on certain other litigation contingencies may be found in Note 14, "Legal Contingencies", to the consolidated financial statements.

In the opinion of management, such contingencies are not expected to have a material effect on USF&G's consolidated financial position, although it is possible that the results of operations in a particular quarter or annual period would be materially affected by an unfavorable outcome.

8.2. Year 2000
The "Year 2000 Issue" is the result of computer programs that were designed with the inability to accept, process or display dates in the next century. Computer programs and various types of electronic equipment that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. If not corrected, this could result in system or electronic equipment failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions or engage in normal business activities with insureds, agents, suppliers or other business partners.

The Year 2000 Issue is significant for many businesses, especially insurers and others in the financial sector. For USF&G, there are three principal aspects to the Year 2000 Issue: readying its own computer systems for the Year 2000; coordinating with agents and other third parties with whom the Corporation interacts as to their Year 2000 readiness; and the risk of claims from insureds resulting from the effects of the Year 2000 Issue.

The Corporation has adopted a comprehensive program to address each of these aspects of the Year 2000 Issue. It expects to spend more than $15 million during 1998 and 1999 to modify its own systems. These costs relate to the core processing systems and are expected to be the majority of the total Year 2000 costs; however, there will likely be additional costs related to non-core systems, equipment, processes or other business aspects that are as yet undetermined. The modifications are expected to be completed in the first quarter of 1999. USF&G is also formally communicating with many of the significant third parties with whom it interacts, with a view toward encouraging them to implement Year 2000 changes that will be compatible with USF&G's systems. Finally, the Corporation is reviewing its underwriting guidelines, policy forms and product pricing to minimize the risk it faces as an insurer; however, the extent of such underwriting risk, if any, is uncertain, and is a function of the specific policy coverage provided, the nature of the potential damage and the steps taken by insured parties to mitigate their exposure.

Although there can be no assurances, it is not currently expected that the Year 2000 Issue will have a material adverse effect on the Corporation's business, operations or financial condition, although this will be dependent on, among other things, USF&G's ability to successfully execute its plans to mitigate the risks which might otherwise apply. Despite USF&G's efforts in this direction, there can be no guarantee that the systems of other companies, on which USF&G's systems rely and with which they interface, will be converted timely, or that a failure to convert by another company, or a conversion that is incompatible with USF&G's systems, would not have a material adverse effect on USF&G.

9. Regulation
USF&G's insurance subsidiaries are subject to extensive regulatory oversight in the jurisdictions where they do business. This regulatory structure, which generally operates through state insurance departments, involves the licensing of insurance companies and agents, limitations on the nature and amount of certain investments, restrictions on the amount of single insured risks, approval of policy forms and rates, setting of capital and deposit requirements, limitations on dividends, limitations on the ability to withdraw from certain lines of business such as personal lines and workers' compensation, and other matters. State insurance departments routinely conduct financial and market conduct examinations and assess fines for violations of the myriad state regulations affecting the conduct of the insurance business. From time to time, the insurance regulatory framework has been the subject of increased scrutiny. At any one time there may be numerous initiatives within state legislatures or state insurance departments to alter and, in many cases, increase state authority to regulate insurance companies and their businesses. It is not possible to predict the future impact of increasing regulation on USF&G's operations.

9.1. Involuntary market plans
Most states require insurers to provide coverage for less desirable risks through participation in mandatory programs. USF&G's participation in assigned risk pools and similar plans, mandated now or in the future, creates and is expected to create downward pressure on earnings. Underwriting losses from involuntary market plans totaled $8 million in 1997, compared with $4 million and $13 million in 1996 and 1995, respectively.

9.2. Withdrawal from business lines
Some states have adopted legislation or regulations restricting or otherwise limiting an insurer's ability to withdraw from certain lines of business. Such restrictions are most often found in personal lines and workers' compensation insurance. They include prohibitions on mid-term cancellations and limiting reasons based upon which an insurer may nonrenew policies, requirements for amendments to underwriting standards, rates and policy forms to be approved by state regulators, specifications of a maximum percentage of a book of business which may be nonrenewed within the state within any twelve-month period, and prohibitions on exiting a single line of business within a state (thus requiring an insurer to either continue an unprofitable line or give up all lines of business and withdraw from a state entirely). Such restrictions may limit USF&G's ability to manage its exposure to unprofitable lines and can adversely affect earnings to the extent USF&G is required to continue writing unprofitable business.

9.3. Guaranty funds
Insurance guaranty fund laws have been adopted in most states to protect policyholders in case of an insurer's insolvency. Insurers doing business in those states can be assessed for certain obligations of insolvent companies to policyholders and claimants. These assessments, under certain circumstances, can be credited against future premium taxes. Net of such tax credits, USF&G incurred $2 million of guaranty fund expense in 1997 and 1996, and $5 million in 1995.

State laws limit the amount of annual assessments which are based on percentages (generally two percent) of assessable annual premiums in the year of insolvency. The ultimate amount of these assessments cannot be reasonably estimated, but are not expected to have a material adverse effect on USF&G's financial position.

9.4. Superfund
Superfund is scheduled to be reauthorized in 1998. Insurance companies, other businesses, environmental groups and municipalities are advocating a variety of reform proposals to revise the cleanup and liability provisions of Superfund. No reliable prediction can be made as to the ultimate outcome of the legislative deliberations regarding the reauthorization of Superfund or the effect such revisions may have on USF&G.

9.5. Insurance regulatory information system
The NAIC's Insurance Regulatory Information System ("IRIS") ratios are intended to assist state insurance departments in their review of the financial condition of insurance companies operating within their respective states. IRIS specifies eleven industry ratios and establishes a "usual range" for each ratio. Significant departure from a number of ratios may lead to inquiries from state insurance regulators. As of December 31, 1997, USF&G was within or favorably exceeded the "usual range" for all of the IRIS ratios.

9.6. Taxation of annuities and life insurance products From time to time, various proposals have been considered by Congress, the Office of Management and Budget and the Department of the Treasury to change the current federal income tax treatment of deferred annuities and life insurance products. Under some of these proposals, an individual policyholder's taxable income would include all or a portion of the interest accrued on such products, including some of the products sold by F&G Life. Currently, such interest is not taxed until the time of distribution. Other proposals have focused on the policyholder's tax basis in certain deferred annuities and life insurance products, and on other aspects of federal income tax treatment of annuities and life insurance. No reliable prediction can be made at this time as to the outcome of any such proposals or the effect such proposals may have on F&G Life.

9.7. Glass-Steagall reform
Congress and the Administration are considering various proposals to restructure the U.S. financial services industry through repeal or modification of the Glass-Steagall Act and the Bank Holding Company Act. The proposals would, to varying degrees, allow banks to affiliate with other financial services providers, including insurance companies. It is unclear to what extent any final legislation would address bank insurance authority, and no reliable prediction can be made at this time as to the ultimate outcome of the legislative deliberations regarding restructuring of the financial services industry or the effect such legislation may have on USF&G.

10. Glossary of Terms
Account value: Deferred annuity cash value available to policyholders before the assessment of surrender charges.

Alternative risk transfer ("ART"): A form of insurance through which a company self-insures, or reinsures through a captive insurer, the predictable frequency portion of its own losses and purchases insurance for the less frequent, high severity losses that could have a major financial impact on the company.

Bulk reserves: Loss and loss expense reserves derived from statistical projections of "incurred but not reported" losses, i.e., estimated ultimate incurred losses less case reserves.

Captive insurer: A closely-held insurance company owned by one or more organizations whose purpose is to insure some or all of the risks of shareholders or affiliated organizations.

Catastrophe losses: Property/casualty insurance claim losses resulting from a sudden calamitous event, such as a severe storm, are categorized as "catastrophes" when they meet certain severity and other criteria determined by a national organization.

Deferred annuity: A life insurance product purchased with either a lump-sum or flexible premium, which accumulates interest over a fixed period or over an individual's lifetime, with payments deferred to a designated future time.

Expense ratio: The ratio of underwriting expenses to net premiums written, if determined in accordance with statutory accounting practices ("SAP"), or the ratio of underwriting expenses (adjusted by deferred policy acquisition costs) to earned premiums, if determined in accordance with GAAP.

Finite risk reinsurance: Reinsurance arrangements providing coverage at lower margins than traditional risk reinsurance in return for a lower probability of loss to the reinsurer.

Gross program premiums: Total ART policy premiums written by a USF&G affiliate or a nonaffiliate captive insurer.

High-yield bonds: Fixed maturity investments with a credit rating below the equivalent of Standard & Poor's "BBB-". In addition, nonrated fixed maturities that, in the judgment of USF&G, have credit characteristics similar to those of a fixed maturity rated below BBB- are considered high-yield bonds.

Immediate annuity: A life insurance product which provides a fixed stream of payments over a fixed period of time or over an individual's lifetime, with payments beginning at the inception of the contract.

Investment spreads: The difference between the interest rates earned on invested assets and the interest rates credited to policyholders.

Loss ratio: The ratio of incurred losses and loss expenses to earned premiums, in accordance with either SAP or GAAP.

Non-standard auto: Automobile insurance for individuals who are unable to obtain preferred or standard insurance coverage due to their inability to meet certain standard underwriting criteria, based on factors such as age, type of automobile, residence location and driving record.

Policyholders' surplus: The net assets of an insurer as reported to regulatory agencies based on accounting practices prescribed or permitted by the NAIC and the state of domicile.

Premiums earned: The portion of premiums written applicable to the expired period of policies.

Premiums written: The amount of premium charged to insureds for insurance coverage.

Reinsurance: For a consideration, an assuming insurer agrees to indemnify a ceding insurer against all or part of the loss the latter may sustain under the policy or policies it has issued. The legal rights of the insured are not affected by the transaction, and the ceding insurer remains liable to the insured for payment of policy benefits.

Structured settlement annuity: An immediate annuity sold to the property/ casualty company or third parties to fund the settlement of insurance claims.

Underwriting results: Property/casualty pretax operating results excluding investment results, policyholders' dividends and noninsurance activities; generally, premiums earned less losses and loss expenses incurred and "underwriting" expenses incurred. It is not unusual for property/casualty companies to have underwriting losses that are offset by investment income.

Universal life: A life insurance product which provides a death benefit for the life of the insured and accumulates cash values to which interest is credited.

IV.  INDEX TO EXHIBITS

EXHIBIT 23  CONSENT OF INDEPENDENT AUDITORS

USF&G CORPORATION  Exhibit 23 - Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement Number 33-20449, 33-9405, 33-33271, 33-21132, 33-51859, 33-65471 and 333-13685
on Form S-3, and Number 2-72026, 2-61626, 2-98232, 33-16111, 33-38113, 33-35095,
33-43132, 33-45664, 33-45665, 33-61965, 33-55667, 33-55669, 33-55671, 33-59535,
33-64839, 333-04359, 333-42489, 333-42491, and 333-42493 on Form S-8, of USF&G
Corporation, of our report dated February 20, 1998, with respect to the consolidated financial statements included in this Current Report (Form 8-K) dated February 26, 1998, of USF&G Corporation.



Baltimore, Maryland
February 26, 1998

USF&G CORPORATION  Report of Independent Auditors




Board of Directors
USF&G Corporation

We have audited the accompanying consolidated statement of financial position of USF&G Corporation as of December 31, 1997 and 1996, and the related consolidated statements of operations, cash flows and shareholders' equity for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of USF&G Corporation at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                               /s/ ERNST & YOUNG LLP




Baltimore, Maryland
February 20, 1998